     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY __, 2002
                                                      REGISTRATION NO. 333-90895
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                                 AMENDMENT NO. 1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ATLAS MINING COMPANY
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

Idaho                                         1044                      82-0096527
---------------------------------  ----------------------------   ----------------------
(STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL        IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER

                          1221 WEST YELLOWSTONE AVENUE
                               OSBURN, IDAHO 83849
                                 (208) 556-1181
                                 --------------
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               WILLIAM T. JACOBSON
                          1221 WEST YELLOWSTONE AVENUE
                               OSBURN, IDAHO 83849
                                 (208) 556-1181
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF
                          AGENT FOR SERVICE OF PROCESS)

                                   Copies to:
                               NIMISH PATEL, ESQ.
                               POLLET & RICHARDSON
                         10900 WILSHIRE BLVD., SUITE 500
                          LOS ANGELES, CALIFORNIA 90024
                                 (310) 208-1182

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                    CALCULATION OF REGISTRATION FEE

--------------------- ---------------- ---------------------- ------------------- ------------------
                                                PROPOSED
                                                MAXIMUM
 TITLE OF EACH CLASS                            AGGREGATE             MAXIMUM
 OF SECURITIES TO BE       AMOUNT TO BE         OFFERING        AGGREGATE OFFERING     AMOUNT OF
     REGISTERED            REGISTERED(1)   PRICE PER SHARE(2)          PRICE        REGISTRATION FEE
------------------------ ---------------- -------------------- ------------------- ------------------
Common Stock Offered by        6,000,000          $.25             $1,500,000            $375.00*
Atlas Mining Company

------------------------ ---------------- -------------------- ------------------- ------------------
Common Stock Offered by
Selling Securityholders          740,000          $.25               $185,000             $46.25*

------------------------ ---------------- -------------------- ------------------- ------------------
          Total                6,740,000                           $1,685,000            $421.25*
------------------------ ---------------- -------------------- ------------------- ------------------

(1) Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

* Amount was previously paid by Registrant under separate SB-2 Registration Statement filed on November 15, 1999 (SEC File Number 333-90895). The Registration Statement as filed was subsequently withdrawn on October 24, 2001.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHARE THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. We may not sell these Securities until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY __, 2002

                        [Atlas Mining Company Logo Here]

                                   PROSPECTUS

                              ATLAS MINING COMPANY

        6,000,000 SHARES OF COMMON STOCK OFFERED BY ATLAS MINING COMPANY

        740,000 SHARES OF COMMON STOCK OFFERED BY SELLING SECURITYHOLDERS

This prospectus covers the sale of 6,000,000 shares of our common stock of Atlas Mining Company. Atlas Mining Company may offer and sell these shares from time to time pursuant to this prospectus. We are offering up to a total of 6,000,000 shares of common stock on a best efforts basis, for a maximum aggregate offering price of $1,500,000. The maximum offering price is $0.25 per share and there is no minimum number of shares that we have to sell. There will be no escrow account. We will immediately use all money received from the offering.

Concurrent with this offering, we are registering 740,000 additional shares of common stock for sale by selling securityholders who may wish to sell their shares in the open market or in privately negotiated transactions

Our common stock is quoted on the OTC Pink Sheet under the Trading Symbol "ALMI". On February 4, 2002, the average of the bid and asked prices of the common stock on the Pink Sheet was $0.08 and $0.11 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHARE THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be amended. Neither we, nor the selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY __, 2002

                              ---------------------

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                              ATLAS MINING COMPANY
                                TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----

PROSPECTUS SUMMARY........................................................................1
RISK FACTORS..............................................................................4
USE OF PROCEEDS...........................................................................9
SELLING SECURITYHOLDERS..................................................................11
DETERMINATION OF OFFERING PRICE..........................................................12
PLAN OF DISTRIBUTION.....................................................................13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION................................14
DESCRIPTION OF BUSINESS..................................................................18
DESCRIPTION OF PROPERTY..................................................................24
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.............................30
EXECUTIVE COMPENSATION...................................................................32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................................33
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.................................34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........................34
DESCRIPTION OF SECURITIES................................................................36
LEGAL PROCEEDINGS........................................................................36
INTEREST OF NAMED EXPERTS AND COUNSEL....................................................36
INDEMNIFICATION..........................................................................37
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.....37
INDEX TO FINANCIAL STATEMENTS............................................................38


                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS IMPORTANT INFORMATION ABOUT OUR BUSINESS AND ABOUT THE OFFERINGS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. PLEASE READ THE ENTIRE PROSPECTUS.

         Some of the information in this prospectus contains forward-looking statements, including statements relating to anticipated operating results, growth, and financial resources. The forward-looking statements are based on assumptions, including assumptions of future events. It is likely that some of the assumptions will prove to be incorrect for reasons that include those set forth under "Risk Factors." The actual results and our financial position may vary from those projected or implied in the forward-looking statements, and the variances may be material.

                              ATLAS MINING COMPANY

         We are a natural resource company engaged in the acquisition, exploration, and, if warranted, development of its resource properties in the state of Idaho, Utah and Mexico. We also provide contract-mining services, specialized civil construction services for mine operators, exploration companies, and the construction and natural resource industries through our trade name "Atlas Fausett Contracting" ("AFC"). We were originally incorporated on March 4, 1924 in Idaho and commenced our operation on that date. We primarily provide shaft sinking, underground mine development and contracting primarily to companies in the mining and civil industries.

         We are attempting to revitalize several previously owned mineral mines and to develop the resources of newly acquired mines. We intend to acquire additional properties near our current mines and elsewhere. In addition to the mineral resources, there are also significant harvestable timber resources on our properties.

         We also intend to expand our contract-mining services. These services were originally developed and marketed to provide us with operating revenues. We hope to increase the profit derived from these services and to utilize our expertise in this area to develop our own properties.

                                HOW TO CONTACT US

         Our executive office is located at 1221 W. Yellowstone Avenue, Osburn, Idaho 83849. Our telephone number is (208) 556-1181. Our website is located at: http://www.atlasmining.com.

                                  THE OFFERING

   Total shares outstanding prior to the offering ...   7,006,727 as of December 31, 2001

   Shares being offered by Atlas Mining..............   6,000,000 (Maximum)

   Shares being offered by Selling Security Holders..   740,000 (Maximum)

   Total shares outstanding after the
   offering (assuming full subscription).............   13,746,727

   Price per share offered to the public by Atlas
   Mining and Selling Security Holders...............   $0.25

   Total proceeds raised by offering.................   $1,500,000 gross, less offering related expenses
                                                        estimated at $100,000.  We will not receive any
                                                        proceeds from the sale of shares by the selling
                                                        securityholders.

   Use of proceeds from the sale of the shares ......   We plan to use the net proceeds to payoff existing
                                                        liabilities and for working capital. We will also
                                                        use the proceeds for exploration of existing
                                                        properties and development of mining as warranted.
                                                        See "Use of Proceeds."

   Trading Symbol....................................   "ALMI" trading on the OTC Pink Sheet.

   Termination of Offering...........................   Both our offering and the selling shareholder
                                                        offering will terminate on the ninetieth (90th) day
                                                        following the effectiveness of this Registration
                                                        Statement (_______________________ , 2002).

                             SUMMARY FINANCIAL DATA

         The information set forth below for the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2000 and 2001 are derived from the financial statements included elsewhere in this prospectus. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                                                                                              NINE MONTHS
                                                                 YEAR ENDED               ENDED SEPTEMBER 30,
                                                                DECEMBER 31,                  (UNAUDITED)
                                                        ----------------------------   ---------------------------
                                                             1999           2000           2000           2001
                                                        -------------   ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues .............................................  $    286,282    $   784,314        599,940    $   562,823
Operating Expenses ...................................     1,076,233        522,791        416,780        441,213
Net Loss .............................................    (1,097,199)      (347,243)       (55,635)      (371,877)
Loss per common share ................................         ($.22)         ($.06)         ($.01)         ($.05)
Weighted average number of common shares outstanding..     4,811,155      5,846,472      5,328,813      6,355,548

                                         YEAR ENDED                   SEPTEMBER 30,
                                        DECEMBER 31,                  (UNAUDITED)
                                 --------------------------    --------------------------
                                     1999           2000           2000          2001
                                 ------------   ------------   ------------  ------------
BALANCE SHEET DATA:
      Working capital ........   $  (627,375)   $(1,145,274)   $  (291,858)  $(1,166,857)
      Total assets ...........   $ 1,146,243    $ 1,139,196    $ 1,915,084     1,188,272
      Total liabilities ......   $ 1,336,572    $ 1,595,731      1,771,202     1,447,100
      Shareholders' equity....   $   128,671    $  (156,535)       142,882   $  (258,828)

                                  RISK FACTORS

AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING ATLAS MINING AND ITS BUSINESS. ALL FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AS THEY ARE BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS CONCERNING FUTURE EVENTS OR FUTURE PERFORMANCE OF ATLAS MINING.

WE HAVE EXPERIENCED ANNUAL OPERATING LOSSES SINCE SEPTEMBER 1997 AND OUR AUDITORS HAVE INDICATED UNCERTAINTY CONCERNING OUR ABILITY TO CONTINUE OPERATIONS AS A GOING CONCERN

         We have experienced annual operating losses since our reactivation in September 1997. As of September 30, 2001, we had an accumulated deficit of $2,712,512. We will need to raise additional capital to continue as a going concern. Our auditors have indicated uncertainty concerning our ability to continue as a going concern. We can not assure you that that our proposed projects and services, if fully developed, can be successfully marketed or that we will ever achieve significant revenues or profitable margins.

WE HAVE NOT RECORDED INCOME FOR OUR EXPLORATION ACTIVITIES, AND MAY NOT DO SO IN THE FUTURE.

         To date, none of our exploration properties have warranted further development, and as a result we have not recorded any income from those activities. Additionally, although our timber harvesting activities have generated revenue, we as a company have not yet generated any profit. We may not be able to develop these activities to commercially viable enterprises or to obtain additional properties that are commercially viable. The commodities extracted from our properties may never generate significant revenues or achieve profitability, which will adversely impact our financial condition.

WE WILL NEED ADDITIONAL FINANCING TO FULLY IMPLEMENT OUR BUSINESS PLAN, AND IF WE FAIL TO OBTAIN ADDITIONAL FUNDING WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

         Since September 1997, we have focused our efforts on developing our business in underground mine development, contracting primarily to companies in the mining and civil industries, and other resource development and property acquisitions. We will need to raise additional capital to implement fully our business plan and establish adequate operations. We cannot assure you that we will be able to recover additional public or private financing, including debt or equity financing, as needed, or, if available, on terms favorable to us. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

WE ARE AN EXPLORATION STAGE COMPANY, AND THERE IS NO ASSURANCE THAT A COMMERCIALLY VIABLE DEPOSIT EXISTS IN ANY OF OUR PROPERTIES.

         We are an exploration stage company and cannot assure you that a commercially viable deposit exists in any of our mining exploration properties. Therefore, determination of the existence of a reserve will depend on appropriate and sufficient exploration work and the evaluation of legal, economic, and environmental factors. If we fail to find and develop a commercially viable deposit on any of our properties, our financial condition and results of operations will be materially adversely affected.

WE REQUIRE SUBSTANTIAL FUNDS MERELY TO DETERMINE WHETHER COMMERCIAL MINERAL DEPOSITS EXIST ON OUR PROPERTIES.

         The development and production of our exploration properties depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and geologists. Such programs require substantial additional funds. Any decision to further expand our operations on these exploration properties will involve consideration and evaluation of several significant factors including, but not limited to:

         o Costs of bringing each property into production, including exploration and development work, preparation of production feasibility studies, and construction of production facilities;
         o    Availability and costs of financing;
         o    Ongoing costs of production;
         o    Market prices for the minerals to be produced;
         o    Environmental compliance regulations and restraints; and
         o    Political climate and/or governmental regulation and control.

         Should we decide to move the Dragon Mine into a development and production we estimate spending between $2.5 and $3 million dollars. If development and production of the San Acacio Mine is moved into development and production, we estimate approximately a $7.5 million expenditure.

WE DO NOT CARRY INSURANCE ON OUR TIMBER ASSETS AND A SIGNIFICANT LOSS OF STOCK DUE TO FIRE, DISEASE OR OTHER CATASTROPHE MAY MATERIALLY REDUCE THE VALUE OF OUR TIMBER ASSETS.

         We do not carry insurance for fire or disease on our timber reserves due to the prohibitive cost and our limited financial resources. As a result, any catastrophic event may significantly reduce the value of our reserves, and consequently reduce our financial position. The timber industry is affected by lumber price movements and adjustments, downturns in the housing industry, and interest rate movements. These factors can reduce the price of timber and lumber on the open market. A significant decrease in the price of timber may reduce income and therefore reduce the value of our stock.

THERE ARE SUBSTANTIAL RISKS INVOLVED IN THE MINING INDUSTRY WHICH WE CANNOT ADEQUATELY INSURE OR WHICH WE MAY NOT ADEQUATELY INSURE.

         Mining operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, flooding, explosions, rock-bursts, cave-ins, landslides, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution, cave-ins, or hazards against which we cannot adequately insure or which we may elect not to insure due to prohibitive costs. Incurring any such liability may have a material adverse effect on our financial position and operations.

BECAUSE WE HAVE PROPERTY IN MEXICO WE ARE SUBJECT TO RISKS ASSOCIATED WITH POLITICAL INSTABILITY AND HAPHAZARD GOVERNMENTAL CHANGES BEYOND OUR CONTROL.

         We have interests in properties located in Mexico where mineral exploration activities may be affected by varying degrees of political instability and haphazard changes in government regulations such as tax laws, business laws, and mining laws. Any changes in regulations or shifts in political conditions are beyond our control and may adversely affect our business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental legislation, and mine safety. Any of these factors may have a material adverse effect on our financial condition and results of operations.

WE MAINTAIN SOME ACCOUNTS IN MEXICAN PESOS, WHICH ARE SUBJECT TO CURRENCY FLUCTUATIONS AND SUCH FLUCTUATIONS MAY MATERIALLY AFFECT OUR FINANCIAL POSITION AND RESULTS.

         We will be maintaining our accounts in U.S. dollars and in Mexican pesos. Our operations in Mexico and the United States make us subject to foreign currency fluctuations and such fluctuations may materially affect our financial position and results. We do not engage in currency hedging activities.

OUR SUCCESS DEPENDS A LARGE PART ON OUR ABILITY TO ATTRACT AND RETAIN OR HIRE KEY PERSONNEL, WHICH WE MAY OR MAY NOT BE ABLE TO DO.

         To operate successfully and manage our potential future growth, we must attract and retain highly qualified key engineering, managerial and financial personnel. We face intense competition for qualified personnel in these areas, and we cannot assure you that we will be able to attract and retain qualified personnel. If we lose our key personnel, which includes our president, William
T. Jacobson, or are unable to hire and retain additional qualified personnel in the future, our business, financial condition and operating results could be adversely affected. We do not have any employment agreements with any of our officers, directors or employees.

IF WE ARE UNABLE TO MANAGE THE FUTURE GROWTH OF OUR AGGRESSIVE BUSINESS STRATEGY, IT MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         We intend to pursue a strategy of rapid growth, and plan to expand significantly our service contracting and acquisition of natural resource properties and devote substantial resources to our marketing, sales, administrative, operational, and financial systems. Such expansion will place significant demands on our marketing, sales, administrative, operational, financial and management information systems, controls and procedures. Accordingly, our performance and profitability will depend on the ability of our officers and key employees to:

         o    Manage our business and our subsidiaries as a cohesive enterprise;

         o Manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures;

         o Add internal capacity, facilities and third-party sourcing arrangements as and when needed;

         o    Maintain service quality controls; and

         o Attract, train, retain, motivate and manage effectively our employees.

         We may not be able to integrate and successfully manage new systems, controls and procedures for our business, or that our systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support our projected future operations. If we fail to implement and maintain such systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees, it could have a material adverse effect on our business, financial condition and results of operations.

POTENTIAL PROFITABILITY OF MINING VENTURES DEPENDS UPON GLOBAL FACTORS AND MARKET FLUCTUATIONS BEYOND OUR CONTROL, WHICH MAY HAVE A MATERIALLY ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE.

         The potential profitability of mineral properties is dependent upon many factors beyond our control. For instances, world prices of and markets for non-precious and precious metals and minerals are unpredictable, highly volatile, potentially subject to governmental fixing, pegging and/or controls and respond to changes in domestic, international, political, social and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other costs have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance.

THE VALUE OF TIMBER ASSETS MAY FLUCTUATE DUE TO CHANGING TIMBER PRICES, WHICH MAY ADVERSELY IMPACT OUR REVENUES AND OUR FINANCIAL POSITION.

         Although we attempt to harvest timber only when the lumber prices merit it, timber is subject to fluctuation in price. To help offset a change in prices, we try to obtain a price agreement with the lumber mills prior to going into any logging program. We do not currently have any agreements with mills. Although we attempt to offset this by obtaining agreements with our purchasing mills prior to beginning our logging, we may not be able to account entirely for price variations, which may result in lower revenues than anticipated.

THE VALUE OF CLAY WE MAY MINE IN THE FUTURE MAY FLUCTUATE OR GENERATE LOWER REVENUES THAN ESTIMATED OR ANTICIPATED DUE TO CHANGING PRICES IN HALLOYSITE, WHICH MAY ADVERSELY IMPACT OUR REVENUES AND OUR FINANCIAL POSITION.

         Although we are currently in the exploration stage, should development and production be warranted we will only attempt to mine clay when the clay prices merit it, as clay is subject to fluctuation in price. To help offset a change in prices, we will try to obtain a price agreement with the industry customers prior to going into any clay mining. Although we intend to offset this by obtaining agreements with our customers prior to beginning our mining, we do not currently have any agreements with industry customers. If we fail to obtain these agreements, or fail to obtain agreements which account entirely for price variations, we may experience lower revenues than anticipated.

SHARES YOU PURCHASE WILL HAVE A BOOK VALUE LESS THAN THE PRICE YOU PAID FOR THE STOCK.

         If the offering is fully subscribed, the stock you purchase will have a book value of $0.08 per share. If the offering is not fully subscribed, a lower book value per share will result. The book value will be less than the consideration paid for the shares.

THE COMPETITION IN THE MINING INDUSTRY IS INTENSE, AND WE MAY BE UNABLE TO GAIN A COMPETITIVE POSITION IN THE MARKETPLACE.

         The mining industry is intensely competitive. We compete with numerous individuals and companies, including many major mining companies, which have substantially greater technical, financial, and operational resources and staffs. Accordingly, there is a high degree of competition for desirable mining leases, suitable prospects for exploration, and necessary mining equipment, as well as for access to funds. We cannot assure you that we will be able to compete for mining supplies, properties and funding, and our failure to do so will substantially reduce our financial position.

THERE IS COMPREHENSIVE FEDERAL, STATE AND LOCAL REGULATION OF THE MINING INDUSTRY THAT COULD HAVE A NEGATIVE IMPACT OUR MINING OPERATIONS.

          Mining operations are subject to federal, state and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Mining operations are also subject to federal, state and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods and equipment. We require various permits from government bodies for mining operations to be conducted. We cannot assure you that such permits will be received. No assurance can be given that environmental standards imposed by federal, state or local authorities will not be changed or that any such changes would not have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may elect not to insure against due to prohibitive premium costs and other reasons. Management is aware of the necessity of obtaining proper permits prior to conducting any mining activity. However, at this point we are not close enough to the production stage to start the permitting process. See our "Description of Business - Government Regulation" for further discussion.

APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF OUR COMMON STOCK COULD HAVE A NEGATIVE EFFECT ON THE LIQUIDITY AND MARKET PRICE OF OUR COMMON STOCK.

         Our common stock is listed on the Over-the-Counter Pink Sheets. It is not quoted on any exchange or on NASDAQ, and no other exemptions currently apply. Therefore, the SEC "penny stock" rules govern the trading in our common stock. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with the following:

         o    a risk disclosure document,
         o    disclosure of market quotations, if any,
         o disclosure of the compensation of the broker and its salespersons in the transaction, and
         o monthly account statements showing the market values of our securities held in the customer's accounts.

         The broker must provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer's confirmation. Generally, brokers subject to the "penny stock" rules when effecting transactions in our securities may be less willing to do so. This may make it more difficult for investors to dispose of our common stock. In addition, the broker prepares the information provided to the broker's customer. Because we do not prepare the information, we cannot assure you that such information is accurate, complete or current.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling securityholders. Assuming the sale of the maximum number of shares offered by Atlas Mining, the net proceeds to us from the sale are estimated to be $1,500,000 before deduction of estimated placement expenses of $150,000. However, we can not assure you of the amount of proceeds that will be raised, if any at all, since this is a best efforts, no minimum offering. The first $100,000 raised from this offering will be applied to legal and accounting fees relating to this offering. The remainder of the proceeds will be applied in the following manner, in the approximate percentages identified in table below:

         1. Existing Liabilities. If we raise the full amount, we intend to reduce and/or pay down approximately $400,000 in debts. In descending order of priority we will pay down the following existing debts:

                   1. $120,000 to CLS Mortgage Co. for a real estate mortgage collateralized by our Shoshone Co. property
                   2. $80,000 of related party debt, the first $15,000 to Lovon Fausett and the remaining $65,000 to William Jacobson
                   3. $200,000 of current accounts payable, the first $32,000 to Textron Financial and the remainder to accounts payable

              For further description of the material terms of these debts see our discussion in "Managements Discussion & Analysis - Liquidity and Capital Resources." If the offering is less than fully subscribed, we will pay as many debts as possible to reduce our payments.

         2. Exploration of Dragon Mine. When all current liabilities are paid down, we will commence exploration work on the Dragon Mine to confirm the existence of the clay, and to determine whether or not we have a commodity in commercially viable quantities. We intend to drill at least 3 exploration holes to verify previous work done on the property, and complete some engineering work to determine if the property can be mined economically.

         3. Working Capital. We will keep an amount in our working capital account to make sure that we can meet our day-to-day obligations in a timely manner over the next 12 months.

         4. San Acacio Feasibility Study. If we generate enough proceeds, we will conduct the San Acacio feasibility study with any remaining proceeds.

                                    MAXIMUM       75% OF        50% OF       25% OF      10% OF
                                    OFFERING     OFFERING      OFFERING     OFFERING    OFFERING
PROCEEDS                           $1,500,000   $1,125,000   $  750,000   $  375,000   $  150,000

APPLICATION OF PROCEEDS:
------------------------
LEGAL, ACCOUNTING AND OTHER FEES   $  100,000   $  100,000   $  100,000   $  100,000   $  100,000
PAYOFF EXISTING LIABILITIES        $  400,000   $  400,000   $  350,000   $  150,000
EXPLORATION OF DRAGON MINE         $  250,000   $  200,000   $  150,000   $   50,000
WORKING CAPITAL                    $  400,000   $  325,000   $  150,000   $   75,000   $   50,000
SAN ACACIO FEASIBILITY STUDY       $  350,000   $  100,000
TOTAL APPLICATION OF PROCEEDS      $1,500,000   $1,125,000   $  750,000   $  375,000   $  150,000

         While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

         If the offering is not sold we may use some of the registered shares in exchange for the retirement of existing debt in following descending order of importance:

         1.       Legal fees, accounting and other fees related to offering
         2.       Other debt, as indicated above

                             SELLING SECURITYHOLDERS

         The following table provides certain information with respect to the selling securityholders' beneficial ownership of common stock as of October 31, 2001, December 31, 2001 and as adjusted to give effect to the sale of all of the shares in the offering. None of the selling securityholders currently is an affiliate of Atlas Mining and none of them has had a material relationship with Atlas Mining during the past three years, except for William Jacobson, who has been a director since 1993 and CEO since 1997. See "Plan of Distribution." The selling securityholders possess sole voting and investment power with respect to the securities shown.

                                                                    NUMBER OF SHARES
                                                                   BENEFICIALLY OWNED
                                                                    AFTER OFFERING(1)
                            NUMBER OF SHARES                     -----------------------
                           BENEFICIALLY OWNED  NUMBER OF SHARES  NUMBER OF
          NAME              BEFORE OFFERING     BEING OFFERED    SHARES      PERCENTAGE
------------------------  -------------------  ----------------  ---------  ------------
William T. Jacobson (2)         697,660             300,000       397,660       3.0%
David W. Keaveny (3)            140,000             140,000             0         0%
Jason Genet (3)                 140,000             140,000             0         0%
Michael Garza (3)               140,000             140,000             0         0%
Pollet & Richardson (4)          20,000              20,000             0         0%
                TOTAL         1,137,660             740,000       397,660       3.0%

-------------------------

         (1) Assumes that all shares being offered pursuant to this prospectus will be resold by the selling shareholders and none will be held by the selling shareholders for their own accounts.

         (2) Mr. Jacobson is our CEO and Chairman of the Board. The shares being offered were issued to Mr. Jacobson in lieu of partial salary.

         (3) Messrs. Keaveny, Genet and Garza, are employees of Breakout Investment Marketing Group who have provided certain marketing and advisory services to us. The shares being offered to Messrs. Keaveny, Genet and Garza were issued pursuant to an Investment Marketing Agreement dated October 26, 2001.

         (4) Pollet & Richardson is our legal counsel. The shares being offered were issued to Pollet & Richardson under the Attorney Client Fee Agreement dated September 19, 2001.

                         DETERMINATION OF OFFERING PRICE

OFFERING BY ATLAS MINING:

         There is a limited established public market for the common stock being offered under this prospectus. We are not currently registered on the Over-the-Counter Bulletin Board system or any national exchange. We intend to trade on the OTC Bulletin Board system. However, we are unable to determine the price at which the stock will trade if and when we become eligible on the OTCBB.

         We determined the offering price of the common stock based on several factors: (1) potential investor interest, (2) our current capital needs, and (3) our ability to pay future dividends, although no dividends are contemplated at this time. The offering price should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of our value.

OFFERING BY SELLING SECURITYHOLDERS:

         Each selling securityholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as they may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market, if or when it develops, negotiated transactions, the settlement of short sales of common shares through the writing and exercise of options or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares. The shares may not be offered or sold in any jurisdiction or qualified for sale in that jurisdiction unless the selling securityholders qualify such transactions and/or shares in the jurisdiction or such transactions or shares are exempt from such qualification. We will pay all of the expenses of the selling security holders, except for any broker dealer or underwriter commissions, which will be paid by security holders.

                                    DILUTION

         Our net tangible book value before taking this Offering into consideration at September 30, 2001, was ($258,828) or ($0.04) per share of common stock. The "net tangible book value" represents the amount of the total tangible assets less the total liabilities of Atlas Mining as of September 30, 2001. Our net tangible book value per share represents the net tangible book value of Atlas Mining divided by the total number of shares of common stock outstanding as of September 30, 2001. The holders of such shares of common stock are referred below as the "Existing Stockholders."

         Without taking into consideration any change in the net tangible book value of Atlas Mining after September 30, 2001 and assuming subscriptions are received and accepted for the maximum number of shares of common stock offered (6,000,000 shares), our adjusted net tangible book value as determined after the receipt of net proceeds from such maximum offering amount, totaling $1,091,172, will be $0.08 per share of common stock. This represents an immediate increase in our net tangible book value of $0.12 per share of common stock to the Existing Stockholders, and an immediate dilution of $0.17 per share to the investors purchasing shares of common stock in this Offering (the "New Stockholders").

         The following table illustrates this per share dilution at September 30, 2001:

Offering Price per share of Common Stock................................  $0.25

Adjusted net tangible book value per share
of Common Stock at September 30, 2001
before this Offering....................................................  $(.04)

Increase attributable to the Offering...................................  $0.12

Adjusted net tangible book value
per share of Common
Stock after this Offering...............................................  $0.08

Dilution in adjusted net tangible book
Value per share of Common
Stock to New Stockholders...............................................  $0.17

         In addition, further dilution could occur in the future due to any contracts we may enter into with third party entities for consulting or other services. Should any additional common stock shares be issued for consulting or other services, you may, after the close of this Offering, continue to experience additional dilution to your investment in Atlas Mining Company. The dilution amount may also increase if less than a maximum offering results, as any number of shares sold will increase the pro forma book value per share.

                              PLAN OF DISTRIBUTION

OFFERING BY ATLAS MINING:

         We are offering up to 6,000,000 shares of our common stock at a price of $0.25 per share to be sold directly by the company, as represented by President, Chief Executive Officer and director William Jacobson, and it will be a self-underwritten best efforts offering. The shares will not be sold through any independent broker dealer or underwriter, so no compensation will be paid with respect to those sales, except for reimbursement of expenses actually incurred on behalf of Atlas Mining in connection with such activities.

         There is currently a limited market for our shares and no assurances can be given that a more liquid public market for such securities will develop after the closing of this offering or be sustained if developed. While we intend to procure or encourage one or more broker or dealers to act as a market maker for our securities following this offering, no such efforts have yet been undertaken and we cannot assure you that any such efforts will prove successful. As of the date of this prospectus, we have not retained a broker for the sale of securities being offered. In the event that we retain a broker dealer who may be deemed an underwriter, an amendment to our registration statement will be filed.

         The offering will remain open for a period of 90 days, unless the entire maximum offering has been sold prior to that time, or we decide, in our sole discretion, to cease all selling efforts. Our officers, directors and stockholders and their affiliates may purchase shares in this offering. At this time there are no known arrangements with our officers, directors or affiliates to purchase shares in this offering.

         There is no escrow for any of the proceeds of this offering. Accordingly, we will have use of any proceeds received once a purchase order is received and funds have cleared. The proceeds shall be non-refundable except as may be required by applicable law.

OFFERING BY SELLING SECURITYHOLDERS:

         The selling securityholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

         Our primary source of revenue is generated by our AFC operations. As a result, we are providing Management's discussion on our plan of operation.

PROPERTY EXPLORATION

         We are currently considered an exploration stage company with respect to our clay and ore mining business. We realize that additional expertise will be needed to proceed with the proper steps to move from the exploration stage to development and production stages, as warranted. This will include additional exploration and engineering expenditures. The feasibility study to be conducted on the San Acacio Mine will include environmental baseline studies, site surveys, and permitting requirements. The engineering portion of the feasibility study will include some mine planning, processing plant plans, water needs and waste disposal plans. Once these items have been addressed, we can then make the decision to move into the development process. Any one problem in any of these items mentioned could cause a delay or possibly prevent the further development of the San Acacio Mine.

         Mine planning and development will include the sampling and assaying of existing underground workings and the opening of new areas. The existing underground structure of the San Acacio Mine is in good condition, however some areas will need rehabilitation and enlargement to handle modern equipment. Part of the mine planning will require exploration drilling to delineate veins. Since we have looked at less than 10% of the total vein structure, continued exploration will be part of our ongoing process.

         If the San Acacio feasibility study does not show reserves, which are economically and legally extractable, we will search for other mining locations in the same area of central Mexico.

         Exploration expenditures the past two years for the San Acacio Mine were $313,426 in 1999, $48,750 in 2000, and $51,525 in 2001. In 2001 we also had expenditures of $42,882 on the Dragon Mine.

         Due to costs of development and exploration, we have not mined the Atlas, Aulbach and Sierra Mines for over 20 years, and further exploration of these properties is required. At this time, we would prefer to conduct a feasibility study estimated at $250,000 and, if economically sound, begin mining the San Acacio Mine. We may possibly use revenues generated by the San Acacio Mine to fund further feasibility studies on our Idaho properties.

         If the feasibility study on the San Acacio Mine is favorable we anticipate a second public offering to develop the property. We estimate that approximately $7,500,000 will be required to develop and bring the mine into production.

         We consider the Dragon Mine an exploration stage project. Our entry into the industrial minerals area has just begun. We have furnished samples of halloysite clay extracted from our mine to at least three potential buyers and two distributors. As mentioned in other discussion about the Dragon Mine, we do not intend to start a development or production stage on this property until we can be assured that we have adequate sales to justify a startup. Although we have conceptual ideas on how we intend to develop the property, we will need additional geological, engineering studies to be completed before we can formalize a plan.

TIMBER

         We do not intend to acquire any additional timber property at this time. With the amount of timber remaining on Atlas property, we can supplement our revenue stream by approximately $100,000 per year for at least three more years.

CONTRACT MINING

         Our contract mining currently constitutes 85% of our revenue. This may decrease as we increase operations on our other owned properties, as warranted, and we intend to adjust our resources accordingly. However, our contract mining will remain a significant portion of our business.

RESULTS OF OPERATIONS

         Please refer to our discussions in the sections entitled "Risk Factors" and "Certain Relationships and Related Transactions," as well as the notes to our Financial Statements, for further descriptions of the financing and debt transactions described below.

         NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2000.

         Our operations for the period ended September 30, 2001, and the period ended September 30, 2000 consisted mostly of our contracting work and some exploration activities.

         Our total revenues for the period ending September 30, 2001 were $562,823, which is a 6% decrease from the same period the previous period. Our contract mining revenue for the period ending September 30, 2001 was $552,001, which was 18% more than the same period the previous year. Our timber revenue for the period ending September 30, 2001 was $10,822, which was 92% less than the same period the previous year. In 2000, we had more timber production than 2001 ($131,510 vs. $10,822) as lumber prices did not justify logging for most of the year 2001. However, our contracting revenues were higher in 2001 compared to 2000 ($552,001 vs. $462,910) helping to make up the shortfall in timber revenue. The majority of our extra contracting revenue came from a mine project in the first quarter of the year.

         We had no capital expenditures for the purchase of or improvements of fixed assets for the period ending September 30, 2001, and September 30, 2000. The reason for this is because we did not require any additional assets to operate at the current capacity.

         Our interest payments for the period ending September 30, 2001 were $102,197, which is a 32% increase from the same period the previous fiscal year. The reason for this is attributed to an additional loan we incurred from CLS Mortgage Company in 2001.

         Our general and administrative expenditures for the period ending September 30, 2001 were $346,914, which is a 14% increase from the same period the previous fiscal year. The reason for this is the additional professional and consulting costs incurred in 2001.

         Our exploration expenses for the period ending September 30, 2001 were $94,299, which is a 93% increase from 2000 to 2001. In 2001 we spent additional funds to explore the Dragon Mine.

         Our net losses as of September 30, 2001 were ($371,877), which is an increase from 2000 to 2001 of about two and one half times. The main reason for this was because we were able to realize a gain on the sale of an asset in 2000 of approximately $135,762 that was not available to us in 2001. This, in addition to the lower expenses in 2000 referred to in the paragraph above, made up the majority of this difference.

         FISCAL YEAR ENDED DECEMBER 31, 2000 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1999.

         Our operations for the periods ended December 31, 2000, and December 31, 1999, consisted of our contract mining activity, timber sales and some exploration activities.

         Our total revenues for the period ending December 31, 2000 were $784,314, which is a 170% increase from the same period the previous fiscal year. The reason for this is due to a decrease in revenues in 1999 as a result of market downturn, and an increase in revenues in 2000 from a mine closure project we obtained in Washington state. As a result, our contracting revenues for the period ending December 31, 2000 were $652,804, an increase of 85% over the same period of the previous year. Our timber revenues for the period ending December 31, 2000 were $131,510, which is 31% less than the same period the previous year, due to our need to increase logging in 1999 to offset the lack of contracting revenues. Our contracting revenues in 2000 were such that we did not have to maintain the higher level of logging activity to increase our overall revenue.

         We had no capital expenditures for the period ending December 31, 2000 and December 31, 1999. The only change in our assets was the sale of a vehicle, which decreased this asset by $11,000, which is a 15% decrease from the same period the previous fiscal year.

         Our interest payments for the period ending December 31, 2000 were $116,451, which is a 23% increase from the same period the previous fiscal year. The reason for this is due to the additional borrowing we have had to do in order to continue operations. In September 2000, we borrowed $120,000 from CLS Mortgage for an additional $6,400 cost and we paid an extra interest payment on the equipment purchase agreement with Fausett International of approximately $7,500.

         Our general and administrative expenditures for the period ending December 31, 2000 were $540,041, which is a 42% increase from the same period the previous fiscal year. The reason for this is attributed to additional costs in 1999 not incurred in 2000 including a bad debt expense of $23,988, acquisition expenses of $33,277, promotional expenses of $32,098, general insurance costs of $12,203, and a write down of inventory of $5,598.

         Our exploration expenses for the period ending December 31, 2000 were $48,750, which is an 86% decrease from the same period the previous fiscal year. In 1999 we had moved our capitalized exploration expenses incurred at the San Acacio Mine of $362,520 to the expense side due to the uncertainty that we will be able move this property into a revenue-generating project.

         Our net losses for the period ending December 31, 2000 ($347,243), which is 3.16 times less than the same period the previous fiscal year. The reason for this is attributed to the lack of revenue in 1999, $498,032 less than 2000, additional general and administrative expenses in 1999 of $209,672, and additional exploration expenses of $313,770.

LIQUIDITY AND CAPITAL RESOURCES

         To date our activities have been financed primarily through the sale of equity securities as well as revenues from AFC and logging operations. We intend to continue pursuing contracting work and to log our timber properties to help pay for our operations. In 2000 and 2001 the contracting work accounted for about 85% of the total revenues. We have also borrowed from various sources to finance our activities. Our current debt structure is explained below.

         We have a note payable to William Jacobson, an officer and director of the company, payable on demand and bearing no interest. The proceeds of this obligation were used for general working capital. The current amount due as of September 30, 2001 is $92,348. We have a note payable, in the amount of $15,000 to Lovon Fausett, a director, payable on demand and bearing no interest. The proceeds of this note were for working capital. We have an unsecured line of credit for $50,000 with Textron Financial at an interest rate of prime plus 6%. The balance of the line of credit at December 31, 2000 and 1999 was $39,503 and $44,218, respectively. The current balance as of September 30, 2001 is $32,157. The funds were used for general working capital and are on a revolving credit line. In 2000, we entered into an agreement with Universal Funding for a secured revolving credit line, immediately payable by accounts receivable. At December 31, 2000, and 2001 the balance of the advances were $38,715 and 0, respectively. The current balance at September 30, 2001 is $17,800. Interest is payable after 90 days at 17% daily. The proceeds of this loan are used for payroll. Accounts payable due as of September 30, 2001 are $188,873 for daily operations and taxes owed.

         We have a note payable to Moss Adams, LLP, an accounting firm for $53,250 due in monthly payments of $1,000 with a balloon payment due at maturity. The note matured on August 16, 2001, however, we are currently negotiating with them regarding terms of repayment. The note was for accounting services provided to us in 1999 and 2000. We also have a note payable to CLS Mortgage Company, due in monthly installments of $1,614, including interest at 16%. The note is due in August 2005, secured by the proceeds of our logging activities and collateralized by land and a building on our property in northern Idaho. See "Description of Property - Shoshone County, Idaho." The funds were used for working capital and will be repaid from logging income. The note payable to Fausett International Inc. is due in monthly payments of $15,000, including interest at 8.75% and is collateralized by equipment and mining supplies. The note matured on August 22, 2001. The balance due is $782,741. We are currently in negotiations to settle this obligation, and once settled, will acquire other equipment at a more reasonable rate. We anticipate having this debt settled in the first quarter of 2002.

         Our principal sources of cash flow are from our timber properties, which averaged $10,000 per month in fiscal year 2000, and our contract mining, which averaged $50,000 per month in fiscal year 2000, as well as our credit facilities and any public or private equity issuances we may conduct in the future.

         We lease office space from Fausett International, which is owned by a director, for $1,100 per month, on a month-to-month basis. In 2000 and 2001 we paid $2,200 and $15,400 respectively.

         We agreed to sell shares of Atlas common stock for proceeds of up to $2 million to Summa Metals, a Nevada corporation, at approximately $0.33 per share. During April 2001, we received $95,000 in proceeds from the sale of the common stock. No further payments were made, and we issued 271,430 shares to Summa and cancelled the remainder of the agreement.

         If we do not reduce any of this debt from proceeds of our offering, or if we do not renegotiate any of this debt, we would be obligated to pay approximately $20,540 per month or $246,500 for the next fiscal year.

         We will need to obtain additional funding to pursue our business strategy during the next fiscal year. At the present time, we anticipate seeking additional funding through additional private placements, joint venture agreements, production financing, and/or pre-sale loans although we have no plans to conduct any of these activities at this time. Our inability to raise additional capital to fund operations through the remainder of this year and through the next fiscal year could have a detrimental effect on our ability to pursue our business plan, and possibly our ability to continue as a going concern.

         If we receive less than the full offering we will attempt to satisfy these debts through a negotiated settlement, and or ask for extended terms until which time we can become more profitable or until we can conduct an additional offering to help satisfy these debts. See "Use of Proceeds."

                             DESCRIPTION OF BUSINESS

         We are a natural resource company engaged in the acquisition, exploration, and, if warranted, development and production of our resource properties in the state of Idaho, Utah and Mexico. We also provide contract-mining services, specialized civil construction services for mine operators, exploration companies, and the construction and natural resource industries through our trade name "Atlas Fausett Contracting" ("AFC"). We were originally incorporated on March 4, 1924 in Idaho and commenced our operation on that date.

         We are attempting to revitalize several previously owned mineral mines and to develop the resources of newly acquired mines. In the future, we intend to be able to acquire additional properties near our current mines and elsewhere. However, we have no plans to acquire properties for the immediate future. In addition to the mineral resources, we also have harvestable timber resources on our properties.

         We also intend to expand our contract-mining services. These services were originally developed and marketed to provide us with an operating revenue. We hope to increase the revenue derived from these services and to utilize our expertise in this area to develop our owned properties.

         From 1980 to 1997, we had no activities. In 1997, we acquired the equipment of Fausett International, Inc. for $1,416,099 and began our contracting business. In 1998, we acquired the Sierra Silver Lead Mining Company, an Idaho corporation for $276,157. This merger added an additional
329.18 acres of mineral rights to our current holdings. In 1999, we also acquired the majority outstanding shares of Olympic Silver Resources, Inc., a Nevada corporation for $288,566. The acquisition of Olympic gave us control of an Olympic subsidiary mine in Zacatecas, Mexico. In 1999 we acquired the Aulbach mining claims for $ 50,000, approximately100 acres of timber and mineral property in northern Idaho. In 1999 we acquired 54% interest in the Park Copper Mining Company for $72,825, which holds 100 acres of timber and mineral property in northern Idaho. In 2001, we entered into a lease purchase agreement on the Dragon Mine in Juab County, Utah for $100,000. We believe this property may contain a deposit of high quality clay, which we plan to explore further. We have also harvested timber on approximately 320 acres of our previously owned and newly acquired properties.

         CONTRACT MINING

         Because of exploration and other budget constraints, mining on our properties has remained idle since the 1980s. However, on August 10, 1997 our board met and approved a plan to revitalize Atlas Mining for the purpose of increasing shareholder value and, in the long term, of making us an operating company with producing mines.

         The first step in this process was to form a contract mining service under the trade name of Atlas Fausett Contracting, which we refer to as AFC. To accomplish this, on September 1, 1997 we purchased $1.4 million in underground mining equipment from Fausett International ("Fausett"), a privately held mining contracting firm with over 30 years experience in the mining services business. Besides acquiring equipment and tools, we also hired Fausett's key employees. These employees brought with them extensive knowledge and expertise in all aspects of underground mining.

         AFC began contracting work on August 15, 1997. Among its many services, AFC performs site evaluation, feasibility studies, trouble-shooting and consultation prior to the undertaking of exploration and mine development. AFC's projects include all types of underground mine development, rehabilitation and specialized civil construction. In addition AFC conducts mine closures. Services are contracted for either individually or as joint ventures depending on the requirements of a particular project or the specific needs of an individual client. AFC also handles work under contract from government agencies.

         AFC crews have worked on projects in Idaho, Montana, Oregon, Washington, Nevada, Colorado, Arizona, New Mexico, and British Columbia. AFC has the required licenses to work in most states in the western United States. AFC operates under a permit from the Mine Safety and Health Administration and also possesses a permit to handle explosives from the Bureau of Alcohol, Tobacco and Firearms.

         AFC personnel completed the Caladay Project near Wallace, Idaho, consisting of a 5100-foot, three compartment shaft, stations, skip pockets, drifting and extensive core drilling. Another project completed by AFC personnel was the Ropes Project near Ishpeming, Michigan, which involved completing a 9000-foot, 12% spiral decline, 7200 feet of level development on vein including draw point level, production by sub-level blasting. AFC was the main contractor at the Mayflower Mine, a Brimstone Gold Corp. project, outside of Whitehall, Montana, and for the Holden Mine closure, a U.S. Government and a U.R.S. Corporation project on Lake Chelan, Washington.

         AFC must also compete with other smaller companies that provide contract services related to underground mining. However, AFC has experience in a number of different mining techniques. Besides normal underground mining activities, AFC pursues projects in civil construction which require its expertise in ground stabilization (such as grouting, shotcrete, and rock bolting). AFC has provided tunnel construction expertise for hydroelectric work. AFC also works with government agencies and other mining companies with respect to mine closures to help with industry efforts to alleviate potential hazards from abandoned mines.

         Since AFC mainly concentrates on underground mining activities, there is very little surface disturbance, which is the main environmental concern faced by mining companies whose activities are centered on surface mining.

         TIMBER

         Our entry into the timber industry was commenced primarily as a means of generating cash flow from our exploration properties in northern Idaho. Our intention is to remain in this industry only to the extent that it supplements our revenue while we are conducting our exploration activities. We currently have enough timber on our properties to create approximately $100,000 in revenue to our company for each of the next three years. As we harvest this timber, we will continue to seek out additional exploration properties with harvestable timber. It takes approximately fifteen to twenty years for a tree to mature in northern Idaho, and our current goal is to acquire enough harvestable land to enable us to rotate our logging activities on a yearly basis to allow previously harvested areas the time to grow and mature marketable trees.

         We contract our logging to a qualified logger, Randy Mattson, whose experience and reputation in the industry qualifies him to negotiate the sale of our timber to various lumber mills in the area. As with most commodities, timber is subject to price fluctuations and by government regulation. See "Risk Factors."

         The timber business is a cyclical business with lumber prices that fluctuate based on a number of factors including new housing starts, imports, and government regulations. North Idaho is predominately held by the U.S. government, either by the Forest Service or by the Bureau of Land Management. When these agencies decide to harvest timber the excess timber can affect the price the mills are willing to pay. In recent years there have been less government sales of timber due to the environmental and bureaucratic policies related to these sales. This has put more demand on the privately held timber. We do not hold any contracts with any particular mills. We do, however, supply timber to Louisiana Pacific, a local mill, which constitutes 80% of our annual timber revenues generated, and maintain a good relationship with them. Other factors which create the cyclical nature of this business is the weather. North Idaho has a heavy snowfall each winter, making logging difficult during those months. Consequently we do the majority of our logging efforts in the summer and fall. Our property consists primarily of pine, fir and larch, which is used predominately in the building industry.

         Our logging activities are regulated by the Idaho State Department of Lands. They inspect our logging practices and inform us of any activities that may cause either a safety or an environmental problem. Our logger carries workers compensation and liability insurance, and falls under the guidelines of Occupational Safety and Health Act of ---- OSHA.

         ORE AND CLAY EXPLORATION

         We conduct our exploration activities for silver ore and halloysite clay, and intend to acquire commercially feasible properties that can be put into production with minimal environmental problems and with limited financial resources. We have targeted Mexico for our silver exploration activities, and Utah for our clay exploration. We do not intend to seek out other properties to acquire until we have finished conducting our feasibility surveys and other exploration work on our current properties. Although we have not yet generated income from these properties, we are continuing our exploratory work on these properties.

         In 1999, we spent $362,520 on our silver exploration, and $48,750 in 2000. In August 2001, we acquired the Dragon Mine in Juab, Utah and began our clay exploration. In the nine months ended September 30, 2001, we spent $51,525 on our silver exploration, and $42,774 on our clay exploration.

         The halloysite clay is considered a non-toxic material and with proper containment and processing techniques that, if commercially viable amounts are discovered on the property, we feel we can produce a sellable product with minimal environmental consequences. The intended processing will be the crushing, drying, and packaging of the product for shipment. As this is a process that will be achieved only after the exploration stage and development stages are completed, we have not formalized any plans for mining and processing the clay.

         The San Acacio Mine has been an exploration target for our company since 1999 when we acquired Olympic Silver, a Nevada corporation. Although the agreement on this property has expired, we remain on good terms with the owner of the property, Mr. Amado Mestas Howard. He has agreed that we may renew our agreement to explore this property upon completion of this offering. Our interest in this particular property is primarily due to the fact that it lies in a readily assessable area, and the cost of mining the area is lower than it would be in the U.S. The property has a history of past mining activity, and we feel that with a moderate amount of exploration we may produce an economically minable deposit. We have met with the government of the state of Zacatecas and have been told that, should we progress to a development stage, the government will assist us in obtaining proper permits and licenses. We do not foresee moving into a development stage in the near future and will address these issues once we have been able to complete additional exploration, and we have formalized a new agreement with the landowner. For more information about the San Acacio Mine, please refer to our discussion in "Description of Properties."

         We do not have any customers, suppliers or contracts relating to the silver or clay businesses and are still attempting to complete exploration of our properties. Should production be warranted in either our mining operations, we intend to generate a list of potential buyers. Each buyer may have a different use for the product and the price and quantity will vary as a result. The clay business is a new area for us. Instead of selling our product to one central location we will need to create a client list of buyers for any ore or clay we may be able to produce. However, we do not have customers for either of these business lines currently.

         Should either our ore or clay exploration activities reach the development and/or production stages, we intend to submit a mining and reclamation plan to the proper state and federal authorities, and will proceed with our activities upon acceptance of our plan. Realizing that this process is sometimes time consuming, if we find that we will be moving forward on this or any other exploration project, we will begin this process as soon as possible.

BUSINESS STRATEGY

         As was noted above, the creation of AFC was done for the purpose of creating an operating revenue for us. We intend to expand our ore and clay mining exploration, and our timber production.

         To date our activities have been financed primarily through the sale of equity securities and the issuance of equity for the acquisition of mining property. See "Management's Discussion and Analysis of Financial Condition - Results of Operations."

         We will need to obtain additional funding to pursue our business strategy during the next fiscal year. At the present time, we anticipate seeking additional funding through additional private placements, joint venture agreements, production financing, and/or pre-sale loans, although we have not entered into negotiations for any of these sources at this time. Our inability to raise additional capital to fund operations through the remainder of this year and through the next fiscal year would have a detrimental effect on our viability and capability to pursue our business plan.

COMPETITION

         CONTRACT MINING

         A review of Dun and Bradstreet shows that the main competitors of AFC in the contract mining business are: American Mine Services, Inc.; Dynatec Mining Corporation; Tyson; J.S. Redpath and Small Mines Development. Except for Small Mine Development, each of these companies is a larger corporation or part of a larger company which gives them the depth to take on larger projects that require large capital investments.

         Similarly, AFC must compete with other companies that provide contract services related to underground mining. AFC has had the opportunity to compete outside of this area on occasion in that it has used its underground mining expertise in different ways. Such related use of this expertise has been in such things as rock bolting, shotcrete, and grouting for ground support. AFC has provided tunnel construction expertise for hydroelectric work. AFC has also acquired and completed mine closure projects under the jurisdiction of the Forest Service and State and Federal Environmental Agencies.

         The amount of underground contracts for which AFC could bid fluctuates greatly depending and the economic climate of the industry. However on average the total contracts offered are generally between $100 to $120 million per year. The three major competitors to AFC, Redpath, Dynatec and Tyson, get the largest projects, which probably accounts for 80% to 90% of all projects available. The remaining projects are spread out between Small Mines Development, AFC and a few others.

         However, we are in a unique position due to our machinery, manpower and mining knowledge and experience. AFC has the ability to compete on larger projects because of its expertise. However, the issue of whether to compete on larger projects depends on our willingness to devote the necessary capital, bonding, and other resources to larger projects when these resources might be better used in the development of our own properties. The goal of our management at this time is to show continued growth and profitability in AFC in order to support the total corporate structure, and to utilize the talents and resources of the AFC for our own mining projects when those resources are available.

         We have noticed less activity in the mining industry in the United States over the past three years. During this period the price of metals has declined making mining less profitable. While the price has declined, additional costs due to regulations imposed on the industry have driven mining costs upward. Consequently, the ability to generate a sustainable revenue source from AFC has been hampered. This has prompted management to find mineable resources on its own to utilize the manpower and equipment available to the company. See our discussion in "Risk Factors - Potential profitability of mining ventures depends upon global factors and market fluctuations beyond our control, which may have a materially adverse effect on our financial performance."

         ORE AND CLAY EXPLORATION

         We face a large number of competitors with respect to our ore exploration activities. Although we may have some advantage with respect to companies smaller than ours, we also face the common disadvantage against larger companies with more available capital. Consequently we have limited our exploration activities to two properties, the silver property (San Acacio Mine) and the clay property (Dragon Mine).

         Although the market for halloysite clay in the U.S. in under 30,000 tons, the only other major supplier of this type of clay is in New Zealand. We believe our advantage to be our ability to provide an equal or better product to the U.S. buyers for a more competitive price.

         TIMBER

         We face large numbers of competitors in this industry, and our competitors include individuals who may own property in northern Idaho and wish to sell their lumber at market prices to local mills. We are affected by market prices, and as prices fall and competitor suppliers increase, our revenues from this business may fall significantly. Logging activities in northern Idaho are seasonal due to the large amount of snow we accumulate during the winter. We do most of our logging activity in the summer and fall.

GOVERNMENTAL REGULATION

     CONTRACT MINING

         We are subject to the following state and federal regulations with respect to this aspect of our business:

         Most states require a contractors' license before conducting business in their state. Each state has a different procedure for licensing. We estimate the annual cost to maintain our state contractors licenses to be approximately $500 per year. We obtain and pay workers compensation insurance, unemployment, and state withholding in all states in which we work. We handle these functions as a part of our normal clerical process, but estimate that we spend approximately $5,500 per year to maintain this function.

         Several states that we operate in require a permit to handle explosives, and we maintain such a license under the U.S. Bureau of Alcohol Tobacco and Firearms (ATF, USC18, Chapter 40). This license is renewed every three years for $50.00. If we hire new employees that will handle our explosives, we are required to submit information to the ATF. Over the past year, the ATF has asked that we keep in contact with them regarding any projects that require the use of explosives. We estimate our cost each year to be approximately $50 to keep this license in good standing.

         We have always required that the mine owner permit his project with the proper regulatory authority prior to beginning work, which relieves us of liability for this.

         We are licensed under the Mine Safety and Health Act of 1997 (MSHA) (License number: VL-2). We are required to submit quarterly reports of our activities to MSHA and to conduct annual refresher courses for our employees. The annual cost of these functions varies based on the amount of activity; however, we estimate that in the past two fiscal years we have had an annual expenditure of approximately $700 per year, and anticipate the next fiscal year's cost to be the same.

         TIMBER

         We are subject to the following state and federal regulations with respect to this aspect of our business:

         We are regulated by the Idaho state Department of Lands under at the Idaho Forestry Act Title 38, Chapter 1. Under this regulation, the logger must apply for and obtain a Notification of Forest Practices prior to starting a logging project. This permit requires the logger to maintain proper logging practices, including erosion abatement, and fire prevention. The State of Idaho retains $4 per thousand board feet from all logs hauled to the mill, and once the project is completed along with a State inspection verifying that the project was completed according to Idaho Forest Practices Act, the logger applies a release of these funds. Although we contract out our logging, we may be liable for problems created by the logger as the landowner. However, we take measures to ensure that our contracted loggers are reputable and incidents do not occur. We do not currently have any direct costs related to this regulation.

     ORE AND CLAY EXPLORATION

         We are subject to the following state and federal regulations with respect to this aspect of our business:

         Should we decide to conduct exploration activities in Idaho, we will notify the Idaho State Bureau of Mines as required under Title 47, Chapter 1, the Department of Lands, and the Federal Mine Safety and Health Administration of our intent. If we produce any ground disturbance, we will then need to notify the State Department of Environmental Quality to ensure that we are working within their guidelines. However, we do not intend to conduct any exploration in Idaho at this time.

         We do intend to conduct some exploration at the Dragon Mine in Juab County, Utah. The Utah Department of Natural Resources sets the guidelines for exploration based on provisions of the Mined Land Reclamation Act, Title 40-8, Utah Code Annotated 1953, as amended, and the General Rules and Rules of Practice and Procedures, R647-1 through R647-5. We intend to apply for an exploration permit in the near future, which will cost $100 annually.

         We will also apply for authority from the Utah Department of Commerce to conduct business as a foreign corporation in the state as required by Utah Code, Title 16-10A-1501. We will pay $50 for this application and $50 annually thereafter.

         We do not plan to hire any additional people for this process at this time, but will utilize existing employees already covered by Idaho State employment regulations.

         Although we are not currently conducting any exploration activities in Mexico, the mining industry is regulated on both a federal and state level in Mexico. We currently believe our operations on all of our properties are in compliance with all governmental regulations, and we intend to comply with all governmental regulations as we continue to explore, develop, and exploit our properties. Additional approvals may become necessary if we put in a plant or other processing facilities, and we will be subject to import/export duties for any products we export from Mexico in the future.

EMPLOYEES

         As of December 31, 2001, Atlas Mining and its subsidiaries have five employees. We have also outsourced some of our logging work to a logging contractor who employs approximately ten people. In addition, we periodically utilize the services of various individuals on a consulting basis. In 2001 we paid a geologist, Richard Tschauder, $36,000, and an industrial minerals consultant, Phlogiston Company, $30,000 for their consulting services. None of our employees are covered by a collective bargaining agreement, we have never experienced a work stoppage, and we consider our labor relations to be excellent.

                             DESCRIPTION OF PROPERTY

         We have assets of real property, mineral leases and options. The following section describes our right, title, or claim to our properties and each property's location. This section also discusses our present plans for exploration of the properties, and an inventory of natural resources located on each property. Please refer to our Glossary at the end of this section for definitions of technical terms used in our discussion.

PRINCIPAL OFFICE

         We rent property and office space from Fausett International, Inc., in Osburn, Shoshone County, Idaho. The address of the property is located at 1221
W. Yellowstone Avenue, Osburn, Idaho 83849. The property includes approximately
3.5 acres of ground for equipment storage, two shops and two storage buildings and an office building. The office building is 1600 square foot. The rent is $1,100 per month paid to Fausett, with no cancellation penalty. Fausett is wholly-owned by Lovon Fausett, who is also one of our directors and a shareholder.

SHOSHONE  COUNTY, IDAHO

         MINING

         We own approximately 800 acres of fee simple property and patented mining claims, and 260 acres of mineral rights and unpatented claims, located in the Coeur d'Alene mining district in Shoshone County, Idaho, commonly referred to as the Silver Valley of North Idaho. Atlas was originally incorporated to pursue mining activities on the Atlas mine property near Mullan, Idaho. This property had some past production of silver, lead, zinc and copper in the early 1900's. However, the existence of minerals on this property cannot be determined without extensive exploration.

         We have no plans for exploration of the Shoshone County mines at this time, and the property is currently mortgaged to CLS Mortgage. See "Management's Discussion of Analysis of Plan of Operation - Liquidity and Capital Resources." If all of our offered shares of stock are sold, then we plan to explore the San Acacio Mine in Zacatecas, Mexico and the Dragon Mine in Juab County, Utah. Any revenues we may eventually generate may be used to further explore mines within the Shoshone County area or to acquire new properties wholly unrelated to its Shoshone County properties. See "Use of Proceeds."

         Our properties are divided into five separate tracts. These sections are named for the mines located in that specific section. The section location and estimated acreage are as follows:

          SECTION OF THE COEUR D'ALENE MINING DISTRICT ESTIMATED ACRES

Atlas Mine                          540 acres fee simple and patented,
                                    180 unpatented
Sierra Trapper Creek                80 acres patented
Aulbach, Section 6 & 7              100 acres patented
Sierra Silver, Woodland Pk & 9 Mi   60 acres patented, 80 acres mineral rights
Sierra Hardscrabble                 20 acres patented

         The largest section is the Atlas Mine. The underground Atlas Mine, idle since the early 1980's due to exploration budget restraints, is located on the east end of the Coeur d'Alene Mining District in Shoshone County. The property is accessible by interstate freeway and a county maintained road. Geologically, the property lies just south of the Osburn Fault in the Wallace and St. Regis formations. The Mine has over 7,000 feet of tunnels with a rail system and a 2,000-foot internal shaft which can be accessed for future exploration.

         The other properties in Shoshone County have no accessible workings.

         TIMBER

         We estimate that the five properties listed above contain approximately 2 million board feet of harvestable timber. We contract independent loggers to harvest the timber and deliver it to the mill. The current return to Atlas Mining is approximately $150 per thousand board feet. A board foot of lumber is one foot by one foot by one inch. We implement reforestation techniques to replenish its timber supply. We contract our logging activities to Randy Mattson, who has over 20 years of experience in the industry.

         We acquired our Sierra property through the acquisition of Sierra Silver Lead Mining Company. Through this purchase we acquired approximately 329 acres of mineral rights that include approximately 250 acres of surface and timber. Although there was a small amount of zinc mined on the Sierra Silver property, there has been no mining activity for over forty years. Subsequent to the purchase we sold approximately 100 acres.

         The majority of the Sierra property lies south of the Osburn Fault in the Wallace formation, and has no reserves. The property does have approximately 500,000 board feet of timber, which we value at approximately $75,000, which is included in the total timber value estimate in the paragraph above.

         We acquired its Aulbach Claims in March 1999 from Trail Gulch Gold Mining Company. Through this purchase, we acquired approximately 100 acres of surface and mineral rights which included timber. We have logged approximately 650,000 board feet of timber are on the property with an approximate net value of $105,000.

SAN ACACIO MINE, ZACATECAS, MEXICO

         We control mining assets held under its Mexican subsidiary Minera Argentum, S.A. de C.V. ("Minera"). Minera has exploration rights to the San Acacio Mine in the Zacatecas District of Mexico and we anticipate further exploration of the San Acacio Mine near Zacatecas, Mexico.

         LOCATION

         The state of Zacatecas is located approximately 600 miles north of Mexico City. The San Acacio Mine is approximately 5 miles north of the city of Zacatecas, the capital of the province of Zacatecas. The mine is located in the Veta Grande sub-district of Zacatecas. Zacatecas has a population of about 150,000 people and is served by railroad, an international airport and paved highways.

         The city lies within the Mesa Central province, a high plateau interrupted by clusters of hills and mountain ranges lying between the two Sierra Madre mountain belts in Mexico. Atlas' Zacatecas property is 1179.13 hectares, approximately 2900 acres. The highest ridge is approximately 2900 meters above sea level, while the area of the project is between the 2500 and 2600 meter elevations. The deepest access to the mine, the Purisima adit, is approximately 2380 meters above sea level. The property is accessible by paved road and has secondary roads into the property.

         OWNERSHIP OF THE PROPERTY

         The San Acacio Mine and the Zacatecas district have a production history dating back to the early Spanish Colonial era. The San Acacio property is under an exploration agreement with an option to purchase to Minera Argentum, S.A. de C.V., a subsidiary of Atlas Mining Company. The grantor of the option is Minera San Acacio, S.A. and the principal owner of Minera San Acacio, Amado Mesta Howard. We had an option on this property that expired in July 2001. We have met with the owner and he has agreed to sign a new agreement granting us an additional 2 years of exploration rights that converts at that time to our right to buy the property. This agreement shall be signed upon completion of our offering.

         EXPLORATION OBJECTIVES

         The manager of Atlas' New Business Development Team, Richard J. Tschauder, conducted a pre-feasibility study on the San Acacio Mine in April 1999. We have gathered a number of samples, however, further exploration and geological studies need to be performed to assess the extent, if any, of the mineralization at the San Acacio Mine. Initial work will include additional surface sampling, and the repair and rehabilitation of the two separate portals and adits. This process will necessitate scaling and rockbolting, the clearing of or replacement of an underground rail for locomotives, and the placement of water, air and electrical lines.

         PREVIOUS OPERATIONS

         Previous studies have been made on the San Acacio Mine. These studies produced positive information; however, they did not meet the modern industry standards. The previous operations, operators and reports made regarding the San Acacio Mine are as follows:

         1. In 1935, a Spanish language report was made by T. Skewes Saunders of Mexico City.

         2. In 1935, an English language report was made by James Berry of Compania Minera San Bartolo, S.A. This work was based on underground sampling, following rehabilitation of the Refugio level and sampling of 120 meters.

         3. In 1986, a Spanish language report was made by IMMSA, a Mexican mining company.

         4. In 1995, a report was made by Silver Standard, Inc., using a database derived solely from assays of core.

         5. Using the same cutoff, density and area of influence assumptions, Minera Argentum has checked the Silver Standard reserve by building a polygon reserve in a longitudinal section.

         6. In 1997, faced with a large final payment, Silver Standard gave up the property.

         In March 1999, Atlas developed a metallurgical testing program to design a process to recover silver from the San Acacio ores. Initial work will be focused on the upper levels of the vein system. Company geologists collected four samples; these were shipped to American Assay Labs in Sparks, Nevada, for preliminary analysis.

         ROCK FORMATIONS AND MINERALIZATION

         The Veta Grande is a vein structure that is approximately 7 kilometers in length and two to thirty meters wide. It is underlain by early Cretaceous Chulitos Formation, a series of submarine andesite flows and intercalated sedimentary rocks. The andesite flows are altered adjacent to the major vein structures encountered. The contact zones of the vein systems are clay gouge zones in places, while in other places the walls are silicified. The veins are silica-carbonate fissure fillings containing pyrite, anglesite, cerussite, native silver, argentite, freibergite, proustite, galena, sphalerite, cerargyrite and rare chalcopyrite in a gangue of chalcedony, quartz, amethyst and calcite. The Veta Grande pinches and swells, splays into sigmoid loops and is accessible from the surface to a depth of at least 380 meters.

         SUBSURFACE IMPROVEMENTS AND EQUIPMENT

         The mine has over 10,000 feet of tunnels accessible via two separate adits and a small rail system. There are also three shafts on the property, but these are not easily accessible at this time. The property is close to electrical and other supplies and a suitable source of water.

JUAB COUNTY, UTAH

         DRAGON MINE

         The Dragon Mine property, located in Juab County, Utah near the City of Eureka (Tintic Mining District) has been principally exploited for halloysite clay, a rare and high unit value clay mineral. The property consists of 38 patented mining claims, approximately 230 acres, located in the following sections: T10S, R2W, sections 29, 30, 31, and T10S, R3W, Section 36, all relative to the Salt Lake Meridian. Atlas Mining Company currently controls the property through a lease purchase agreement executed on July 10, 2001, with Conjecture Silver Mines, Inc., which maintains an address at P.O. Box 14006, Spokane, Washington 99214. Conjecture Mines acquired the claims through a quit claim deed and share exchange with Grand Central Silver Mines, Inc. Prior to that the Dragon Mine was owned by Anaconda and operated by Filtrol Corporation from 1950 to 1977. Examination of the mine maps, the open pit and surviving correspondence, coupled with informal interviews of former employees, all lead us to the conclusion that mining techniques were likely inefficient. A combination of developments of synthetic catalysts (the halloysite was mined for petroleum cracking) and production inefficiencies led the mine to price itself out of business. The property has been idle since 1977.

         We believe that the halloysite material formed through the alteration of a shale bed lying between the ajax Limestone and the potassic Silver City stock (possibly the middle Cambrian Opex Formation). The uppermost layer of this sedimentary unit was selectively replaced by iron oxide material with abundant manganese. The bulk of the unit was altered to halloysite. This unit is evident in the open pit. Following the alteration event, halloysite was diapirically emplaced along northeast-striking high angle reverse faults. The diapirs extend from depth upward through the ajax limestone to the top of the bedrock in places. Atlas geologists see added potential to the northeast along these faults and in the replaced beds to the east and northeast. This potential has not yet been quantified but could equal the potential Centurion geologists saw to the south and east.

         Samples taken from surface exposures of the halloysite material have been made available to parties interested in conducting suitability tests. Samples have been taken from seven areas within the open pit. On the surface, the halloysite material is chalky white, often stained by iron leaking downward from the iron cap, but a few inches beneath the surface, the halloysite material turns to soft, wet-looking and soapy feeling, often with a bluish tinge. However, this material loses its water content and turns chalky within a few days of exposure to air.

         We have built a systematic set of cross sections through the mine area to determine the potential volume of halloysite material. Our objective was to verify previous reports by past owners. This will require some additional exploration and drilling, to determine what amount of commercially viable halloysite exists on the property, if any.

         If our continued exploration of this property proves successful we will move into a development stage that will include a mining plan.

                        DESCRIPTION OF PROPERTY GLOSSARY
                        --------------------------------

Adit: A nearly horizontal passage from the surface by which a mine is entered.

Alteration:        Changes in chemical or mineralogical composition of a rock generally produced by weathering or hydrothermal solutions

Amethyst:          Purple quartz

Andesite:          A volcanic rock composed of calcium feldspar and one of more iron-magnesium minerals

Anglesite:         A mineral containing lead, sulfur and oxygen - a common
                   alteration product of lead sulfide

Argentite:         A mineral containing silver and sulfur - an important ore of silver

Calcite:           Calcium carbonate

Carbonate:         A salt of carbonic acid

Cerargyrite:       Silver chloride.

Cerussite:         A mineral containing lead, carbon and oxygen - a common
                   alteration product of lead sulfide

Chalcopyrite:      A mineral containing copper, iron and sulfur

Chalcedony:        A crypotocrystalline form of silicon dioxide

Clay: A size term regarding particles, regardless of mineral composition, with a diameter of less than four microns, or a group of hydrous alumino-silicate minerals related to the micas

Core:              Sample of rock obtained in core drilling

Cross Section:     A profile portraying an interpretation of a vertical
                   section of the earth explored by geophysical and/or geological methods

Cutoff Grade:      Material of the lowest assay that is included in an
                   estimation of a resource

Density: The mass or quantity of a substance, usually expressed in grams per cubic centimeter

Development:       Work done in a mine to open up ore bodies

Diapir: A structure formed by the squeezing of plastic material into the overlying rock - usually results in a dome in the overlying rock

Exploration:       The work involved in looking for ore

Fault: A fracture or fracture zone along which there has been displacement of the sides relative to one another parallel to the fracture

Fissure:           An extensive crack, break or fracture in rock

Formation:         The primary unit of formal mapping or description

Friebergite:       A silver-rich variety of tetrahedrite

Galena:            Lead sulfide

Gouge: A layer of soft material along the wall of a vein or along a fault

Grout: A form of ground stabilization where in cement is pumped into the rock formation

Halloysite:        A clay mineral related to kaolin with essentially the same chemical composition, but has crystals which are slender hollow tubes

Lease: Contract between land-holder and another granting the latter the right to search for and produce mineral substances upon payment of an agreed to rental bonus and/or royalty

Metallurgy:        The science and art of preparing metals for use from their ores

Mine: Any excavation for minerals, or man-made subterranean openings

Mineral: A naturally formed chemical element or compound having a definite range in chemical composition and usually a characteristic crystal form

Mineralized Zone:  A mineral-bearing area or belt

Mining Claim:      That portion of mineral lands that a miner takes and
                   holds in accordance with mining laws

Mountain Range:    A single large mass of land consisting of a succession
                   of mountains

Native Silver:     Silver occurring in nature uncombined with any other element

Open Pit:          A hole in the ground left by the extraction of material

Plateau:           A relatively elevated area of comparatively flat land

Polygon: A two-dimensional figure that varies in number of sides and dimensions of angles between the sides

Portal:            The surface entrance to a mine

Potassic:          Of, pertaining to, or containing potassium

Proustite:         A light ruby silver mineral containing silver, sulfur and
                   arsenic

Pyrite:            A mineral containing iron and sulfur

Quartz:            A crystalline form of silicon dioxide

Reserve: That part of an identified resource from which a useable commodity can be economically and legally extracted at the time of determination

Resource:          A concentration of naturally occurring materials in such form that economic extraction is currently or potentially feasible

Reverse Fault:     A fault on which the hanging wall has been raised relative to the footwall

Sedimentary Rock:  Rocks formed from the accumulation of sediment

Shaft:             An excavation of limited area compared to its depth

Shotcrete:         A form of ground stabilization where concrete is sprayed on the rock to give it strength.

Sigmoid Loop:      When used to describe faults, a series of splays whose
                   outcrop patterns show s-shaped strike curves

Silica:            Silicon dioxide

Siliceous:         Of, or pertaining to, silica

Sphalerite:        Zinc sulfide.

Submarine:         Literally, beneath the surface of the ocean - used to imply origin of certain rocks

Tunnel:            A passage in a mine open at both ends

Vein: A body long in two dimensions and short in a third, usually used to describe a steeply dipping mineral deposit with the same characteristics

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The directors, executive officers and significant personnel of Atlas Mining Company and their ages are as follows:

      Name                          Age           Position
      ----                          ---           --------
      William T. Jacobson           54            President, CEO, Director
      Jack Harvey                   78            Vice President and Director
      Kurt Hoffman                  34            Treasurer and Director
      Thomas E. Groce               79            Director
      Lovon Fausett                 63            Director
      Marqueta Martinez             51            Secretary

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         None of the foregoing directors or executive officers has, during the past five years:

         (a) Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

         (b) Been convicted in a criminal proceeding or subject to a pending criminal proceeding;

         (c) Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and

         (d) Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

         WILLIAM T. JACOBSON has been President of Atlas Mining Company since August 1997. He has had a fifteen year career in the mining industry and spent fifteen years in the banking industry. Prior to joining Atlas Mining, Mr. Jacobson was a president and director of the Silver Trend Mining Company, located in Kellogg, Indiana. Mr. Jacobson holds a business degree from the University of Idaho. Mr. Jacobson does not hold a board seat in any other public company.

         JOHN "JACK" HARVEY has been Vice President of Atlas for 17 years. He received his mining engineering degree from Montana Tech. He worked in Butte, Montana with Anaconda and Arco until he retired about 15 years ago, after a 41 year career. Mr. Harvey does not hold a board seat in any other public company.

         KURT HOFFMAN is the treasurer of Atlas Mining Company and currently the president of Trend Mining Company which is a publicly traded company traded on the over the counter bulletin board under the symbol TRDM. Mr. Hoffman also owns and operates Hoffman Mining and Land Services. Other than TRDM, Mr. Hoffman does not hold a board seat in any other public company.

         THOMAS E. GROCE received a metallurgical engineering degree from Montana Tech. He retired 16 years ago, after a 30- year career at Kaiser Aluminum. Mr. Groce held the position of secretary treasurer for 16 years. Mr. Groce does not hold a board seat in any other public company.

         LOVON FAUSETT is a past president of Atlas Mining and owner of Fausett International, Inc. Mr. Fausett also is a director of Hagby USA, a diamond drilling manufacturer. Mr. Fausett does not hold a board seat in any other public company.

         MARQUETA MARTINEZ is the secretary for the corporation, and works as a full time employee for the Company. She has worked in the mining industry since 1991. Ms. Martinez does not hold a board seat in Atlas Mining or any other public company. Marqueta is also the treasurer for the Shoshone County Habitat for Humanity.

         All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by, and serve at the discretion of, the Board of Directors. Board members are not presently compensated, but are reimbursed for their expenses associated with attending Board meetings.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

         The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the Named Executive Officers, as defined below, for the fiscal years ended December 31, 2000, 1999 and 1998. The named executive officers (the "Named Executive Officers") are Atlas Mining's Chief Executive Officer and the other executive officers of Atlas Mining who each received in excess of $100,000 in total annual salary and bonus for fiscal year 2000. Compensation is shown in the following table:

                           SUMMARY COMPENSATION TABLE

                         Annual Compensation                 Long-Term Compensation
                                                              Awards                   Payouts
Name and                                           Restricted       Securities
Principal     Fiscal                Other Annual   Stock Awards     Underlying        All Other
Position       Year      Salary ($) Compensation   ($)              Options/SARs (#)  Compensation

William T.     2000        72,000
Jacobson(1)    1999        72,000
CEO            1998        72,000

(1)      Mr. Jacobson's employment began in 1997.

STOCK OPTION GRANTS

         The following table shows all individual grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2000.

                      Option/SAR Grants in Last Fiscal Year

               Number of        Percent of Total
               Securities       Options/SARs
               Underlying       Granted to
               Options/SARs     Employees in      Exercise or Base    Expiration
Name           Granted (#)      Fiscal Year       Price ($/SH)        Date

None

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL-END OPTION VALUES

         Set forth below is information with respect to exercises of stock options by the Named Executive Officers during the fiscal year ended December 31, 2000, and the fiscal year-end value of all unexercised stock options held by such persons.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES
                                             Number of Securities
                                             Underlying Unexercised            Value of Unexercised,
                                             Options Held at                   In-the-Money Options at
                                             Fiscal Year-End#                  Fiscal Year-End ($)(1)
              Shares
              Acquired on     Value
Name          Exercise (#)    Realized ($)   Exercisable      Unexercisable    Exercisable     Unexercisable

None

EMPLOYMENT AND CONSULTING AGREEMENTS

         We do not have any written employment/consulting agreements with our executive officers and directors.

COMPENSATION OF DIRECTORS

         Members of the Board of Directors are not compensated for serving as directors of Atlas Mining, however expenses may be reimbursed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We engage in a number of transactions with interested parties. We make every effort to ensure that these transactions are conducted as arm length transactions. However, at this time we do not have a formal conflicts of interest policy.

         Fausett International, Inc. sold operating equipment and mining supplies to us in 1997 for a purchase price totaling $1,416,094. The valuation of the operating equipment was done by appraiser Clyde James of Professional Adjusters, Inc. The owner of Fausett International is Lovon Fausett who is also a director for Atlas Mining. The purchase price was paid in cash, capital stock (875,000 shares of common stock valued at $350,000), and a note payable which terms are described in our discussion entitled "Management Discussion and Analysis - Liquidity and Capital Resources." As part of the purchase of Fausett

International Inc.'s assets, we engaged Fausett International in a consulting agreement, beginning in 1998, to be provided by Lovon Fausett, the majority stockholder of Fausett International Inc., and payable at $1500 per month. We discontinued payments after the first year due to lack of activity in the industry. We are currently negotiating a settlement of all debts and liabilities (described below and in our "MD&A - Liquidity and Capital Resources" discussion) owed to Fausett International that have been incurred by us, both prior to and after acquiring their assets, and including but not limited to this consulting agreement. The aggregate total we owe Fausett International is $34,980. We are currently negotiating with Fausett International regarding this debt, and intend to discharge this liability in its entirety upon completion of this offering.

         During 2000, Lovon Fausett loaned Atlas Mining $15,000 for use as working capital. The note is payable upon demand and bears no interest.

         During 2000 and 1999, William Jacobson loaned Atlas Mining $36,000 and $49,484, respectively, for use as working capital, issued as notes payable to Mr. Jacobson. In 1999, $33,484 was paid to Mr. Jacobson. Also included in the notes payable balance at December 31, 2000 and 1999, are accrued wages if $36,451 and $26,050, respectively. The total balance remaining as of September 30, 2001 is $92,348. The note is payable upon demand and bears no interest.

         Atlas Mining leases office space from Fausett International for $1,100 per month, on a month-to-month basis. In each of 2001 and 2000, we paid $15,400 and $2,200 respectively. The remainder of rent outstanding will be paid by upon completion of this offering.

         Further discussions of these transactions are described in "Management's Discussion and Analysis of Plan of Operation - Liquidity and Capital Resources."

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

         Our common stock is traded on the OTC Pink Sheets under the symbol "ALMI." The following table sets forth the high and low bid prices of our common stock, as reported by Pennaluna and Company, Coeur d'Alene, Idaho, for each quarter for the years 1999 and 2000, and the first, second and third quarters-through September 30, 2001. The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                              HIGH        LOW
                                                            --------    -------
1999
     First Quarter.....................................      $.25        $.18
     Second Quarter....................................      $.25        $.18
     Third Quarter.....................................      $.25        $.04
     Fourth Quarter....................................      $.25        $.04

                                                              HIGH        LOW
                                                            --------    -------
2000
     First Quarter.....................................      $.25        $.12
     Second Quarter....................................      $.25        $.12
     Third Quarter ....................................      $.12        $.06
     Fourth Quarter ...................................      $.12        $.06

                                                              HIGH        LOW
                                                            --------    -------
2001
     First Quarter.....................................      $.09        $.02
     Second Quarter....................................      $.25        $.07
     Third Quarter ....................................      $.25        $.10
     Fourth Quarter....................................      $.15        $.08

         As of December 31, 2001, there were approximately 1,690 holders of record of our common stock. We have not paid any dividends on our common stock during the past two years. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on our common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information concerning the beneficial ownership of our shares as of June 30, 2001, for (i) each current director and each nominee for director (ii) each officer of Atlas Mining, (iii) all persons known by us to beneficially own more than 5% of the outstanding shares of Atlas Mining shares, and (iv) all officers and directors of Atlas Mining as a group.

         Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table or family members have sole voting and investment power with respect to all shares owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage of ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised. As of the date of this Registration Statement, no options, warrants or rights to acquire shares have been granted.

-------------- -------------------------------------- ------------------ ------------
                                                       NUMBER OF SHARES   PERCENT OF
TITLE OF CLASS        NAME OF BENEFICIAL OWNER        BENEFICIALLY OWNED     TOTAL
-------------- -------------------------------------- ------------------ ------------
               William T. Jacobson,
               Chairman, CEO                                697,660         10.0%
    Common     1221 West Yellowstone Avenue
               Osburn, Idaho 83849
-------------- -------------------------------------- ------------------ ------------
               Jack Harvey
               Vice President, Director                      60,767            *
    Common     1221 West Yellowstone Avenue
               Osburn, Idaho 83849
-------------- -------------------------------------- ------------------ ------------
               Kurt Hoffman                                   2,500            *
               Treasurer, Director
    Common     1221 West Yellowstone Avenue
               Osburn, Idaho 83849
-------------- -------------------------------------- ------------------ ------------
               Thomas E. Groce                              121,340          1.7%
               Director
    Common     1221 West Yellowstone Avenue
               Osburn, Idaho 83849


                                       33

-------------- -------------------------------------- ------------------ ------------
               Lovon Fausett                                 38,280            *
               Director
    Common     1221 West Yellowstone Avenue
               Osburn, Idaho 83849
-------------- -------------------------------------- ------------------ ------------
               Marqueta Martinez                             25,300            *
               Secretary
    Common     1221 West Yellowstone Avenue
               Osburn, Idaho 83849
-------------- -------------------------------------- ------------------ ------------
               Fausett International, Inc.                  500,000          7.1%
               P.O. Box 968
    Common     Osburn, Idaho 83849-0968
-------------- -------------------------------------- ------------------ ------------
               All Officers and Directors as a Group
    Common     (6 persons)                                  943,347         13.5%
-------------- -------------------------------------- ------------------ ------------

*  represents less than one percent of the total outstanding shares.


                            DESCRIPTION OF SECURITIES

GENERAL

         Our authorized capital stock consists of 60,000,000 shares of common stock, no par value, of which 7,006,727 are issued and outstanding as of December 31, 2001 and 10,000,000 shares of Preferred Stock, par value $1.00, of which none are issued and outstanding as of December 31, 2001.

COMMON STOCK

         All of the authorized voting common shares of Atlas Mining are of the same class and, once issued, rank equally as to dividends, voting powers and participation in assets. Holders of common shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders. Holders of common shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefrom. No shares have been issued subject to call or assessment. There are no preemptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds, nor any cumulative voting rights. The directors of Atlas Mining may from time to time declare and authorize payment of dividends, as they deem advisable. Subject to the rights of members, all dividends on shares shall be declared and paid according to the number of shares held. No dividends have been declared since incorporation. The outstanding shares are fully-paid and non-assessable.

PREFERRED STOCK

         Although we are authorized to issue noncumulative, nonvoting, nonconvertible preferred shares, we have not yet done so, and have not determined any specific terms for any such shares we may offer in the future.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the shares of common stock is Cottonwood Stock Transfer Company, 5899 South State Street, Salt Lake City, Utah 84107.

REPORTS TO SHAREHOLDERS

         We intend to furnish annual reports to shareholders, which will include certified financial statements reported on by our certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to shareholders pursuant to the federal securities laws.

                                LEGAL PROCEEDINGS

         We are not a party to any legal proceeding or litigation, and none of our property is the subject of a pending legal proceeding. Further, the officers and directors know of no legal proceedings against us or our property contemplated by any person, entity or government authority.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         The Balance Sheets as of December 31, 2000 and 1999 and the statements of operations, stockholders' (deficit) equity and cash flows for the years then ended, included in this prospectus, have been included herein in reliance on the report of Chisholm & Associates, independent auditors, which includes an explanatory paragraph on Atlas Mining Company's ability to continue as a going concern, given on the authority of that firm as experts in accounting and auditing.

         The legality of the securities offered hereby has been passed upon by Pollet & Richardson, A Law Corporation, Los Angeles, California.

                                 INDEMNIFICATION

         The Idaho Revised Statutes and certain provisions of Atlas Mining Company's Articles of Incorporation and Bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our Articles and Bylaws and to the statutory provisions.

         In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on behalf of Atlas Mining Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and must not have been adjudged liable for negligence or misconduct.

         Indemnification may also be granted pursuant to the terms of agreements that may be entered in the future or pursuant to a vote of stockholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by Atlas Mining Company.

         Article VII of the amended Articles of Incorporation state: "A director shall not be held liable to the company or its shareholders for monetary damages for any action taken or any failure to take any action as a director except to the minimum degree required under Idaho law as it now exists or hereafter may be amended. Further, the company is authorized to indemnify, agree to indemnify, or obligate itself or advance or reimburse expenses incurred by its directors, officers, employees, or agents to the full extent of the laws of the state of Idaho as may now or hereafter exist; excepting incidents involving intentional violation of criminal law."

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         We have experienced no recent change in or disagreement with our accountant. Our present auditor, Chisholm & Associates, Box 540216, No. Salt Lake, UT 84054, has been the Company's auditor since 1999. Management of the Company intends to keep Chisholm & Associates as its auditor for the foreseeable future.

                          INDEX TO FINANCIAL STATEMENTS

                              ATLAS MINING COMPANY
                        CONSOLIDATED FINANCIAL STATEMENTS
              JUNE 30, 2001 (UNAUDITED), DECEMBER 31, 2000 AND 1999

Independent Auditor's Report..................................................38

Consolidated Balance Sheets...................................................39

Consolidated Statements of Operations.........................................41

Consolidated Statements of Stockholders' Equity...............................42

Consolidated Statements of Cash Flows.........................................43

Notes to The Financial Statements.............................................45

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Atlas Mining Company:

We have audited the accompanying consolidated balance sheets of Atlas Mining Company as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlas Mining Company as of December 31, 2000 and 1999 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chisholm & Associates

Chisholm & Associates
North Salt Lake, UT
January 12, 2001

                              ATLAS MINING COMPANY
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                     ------
                                      September 30   December 31     December 31
                                          2001           2000           1999
                                      ------------   ------------   ------------
CURRENT ASSETS                        (unaudited)

   Cash- checking                     $              $    27,847    $    17,038
   Certificate of deposit                                 50,000             --
   Investment securities available
      for sale                             15,059          3,274         27,664
   Investment in silver and gold
      bullion                                  --             --          2,014
   Trade accounts receivable               25,725        148,881          7,210
   Notes receivable - current               1,031          5,000          5,000
   Other current receivables                   --            126            206

   Deposits and prepaids                   27,945         28,995         28,283
                                      ------------   ------------   ------------

     Total Current Assets                  69,760        264,123         87,415
                                      ------------   ------------   ------------

PROPERTY & EQUIPMENT

   Land                                   445,159        345,159        346,223
   Buildings and equipment                 77,680         77,680         77,680
   Mining equipment                     1,080,750      1,080,750      1,080,750
   Office equipment                        10,000         10,000         10,000
   Vehicles                                72,972         72,972         83,972
                                      ------------   ------------   ------------

                                        1,686,561      1,586,561      1,598,625
   Less:
     Accumulated depreciation            (775,237)      (643,657)      (473,383)
                                      ------------   ------------   ------------

     Total Property & Equipment           911,324        942,904      1,125,242
                                      ------------   ------------   ------------

OTHER ASSETS

    Mining Supplies                       207,123        207,123        207,690
    Deferred taxes                                                       16,953
    Notes receivable - noncurrent              65         25,046         27,943
                                      ------------   ------------   ------------

    Total Other Assets                    207,188        232,169        252,586
                                      ------------   ------------   ------------

     TOTAL ASSETS                     $ 1,188,272    $ 1,439,196    $ 1,465,243
                                      ============   ============   ============

                              ATLAS MINING COMPANY
                      Consolidated Balance Sheets continued

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                             September 30   December 31    December 31
                                                 2001          2000           1999
                                             ------------   ------------   ------------
                                             (unaudited)
CURRENT LIABILITIES
   Bank overdrafts                                15,057
   Accounts payable and
      accrued expenses                       $   188,873    $   273,951    $   168,071
   Accounts payable - related party               42,952         48,557         23,139
   Line of credit                                 41,613         78,218         44,218
   Current portion of long-term debt             948,122      1,008,671        479,362
                                             ------------   ------------   ------------

     Total Current Liabilities                 1,236,617      1,409,397        714,790
                                             ------------   ------------   ------------

LONG TERM LIABILITIES

   Notes payable                                 189,691        203,845        197,322
   Notes payable - related party                 890,090        912,242        824,791
   Less current portion of long-term debt       (948,122)    (1,008,671)      (479,362)
                                             ------------   ------------   ------------

     Total Long Term Liabilities                 131,659        107,416        542,751
                                             ------------   ------------   ------------

     MINORITY INTEREST                            78,824         78,918         79,031
                                             ------------   ------------   ------------

STOCKHOLDERS' EQUITY

   Common stock, no par value; 60,000,000
     shares authorized; 6,281,283,
     6,009,853 and 5,716,761, respectively     2,493,421      2,277,421      2,253,144
   Preferred stock, $1.00 par value
     10,000,000 shares authorized,
     noncumulative nonvoting,
     nonconvertible, none issued or
     outstanding                                      --             --             --
   Additional paid in capital                         --             --             --
   Retained earnings (deficit)                (2,712,521)    (2,242,744)    (1,895,501)
   Accumulated comprehensive income
     (loss) net of deferred (benefit)
      taxes of 2001 $(7,499): 2000
      $(7,499): 1999 $(16,953)                   (30,051)       (30,051)       (67,811)
    Less cost of treasury stock,
      324,852 shares                              (9,677)      (161,161)      (161,161)
                                             ------------   ------------   ------------

     Total Stockholders' Equity                 (258,828)      (156,535)       128,671
                                             ------------   ------------   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $ 1,188,272    $ 1,439,196    $ 1,465,243
                                             ============   ============   ============

                              ATLAS MINING COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                          For the Six
                                          months ended       For the years ended
                                          September 30   December 31    December 31
                                              2001          2000           1999
                                          ------------   ------------   ------------
                                          (unaudited)

REVENUES                                  $   526,823    $   784,314    $   286,282

COST OF SALES                                 388,435        572,164        246,036
                                          ------------   ------------   ------------

GROSS PROFIT                                  174,388        212,150         40,246
                                          ------------   ------------   ------------

EXPLORATION & DEVELOPMENT EXPENSES             94,299         48,750        362,520
GENERAL & ADMINISTRATIVE EXPENSES             346,914        504,041        713,713
                                          ------------   ------------   ------------

TOTAL OPERATING EXPENSES                      441,213        552,791      1,076,233
                                          ------------   ------------   ------------

OPERATING INCOME (LOSS)                      (266,825)      (340,641)    (1,035,987)
                                          ------------   ------------   ------------

OTHER INCOME AND (EXPENSES)

   Interest income                              2,330          2,161          2,945
   Miscellaneous income (expense)                  19            (33)       (13,873)
   Interest expense                          (102,197)      (116,451)       (94,865)
   Gain (Loss) on sale of available for
      sale investments                             --        (25,598)        66,180
   Gain on sale of assets                      (5,296)       150,159             --
   Minority Interest                               92            113        (21,439)
                                          ------------   ------------   ------------

     Total Other Income and (Expenses)       (1O5,052)        10,351        (61,052)
                                          ------------   ------------   ------------

INCOME (LOSS) BEFORE INCOME TAXES            (371,877)      (330,290)    (1,097,039)

PROVISION (BENEFIT) FOR INCOME
    TAXES (Note 1)                                 --         16,953             80
                                          ------------   ------------   ------------

NET INCOME (LOSS)                         $  (371,877)   $  (347,243)   $(1,097,119)
                                          ============   ============   ============

NET INCOME (LOSS) PER SHARE               $      (.05)   $      (.06)   $      (.22)
                                          ============   ============   ============

WEIGHTED AVERAGE OUTSTANDING SHARES         6,355,548      5,846,472      4,811,155
                                          ============   ============   ============

                                        ATLAS MINING COMPANY
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                          From December 31, 1998 through September 30, 2001

                                                                   Common Stock          Additional      Retained
                                                            --------------------------    Paid-in        Earnings
                                                               Shares        Amount       Capital        (Deficit)
                                                            ------------  ------------  ------------   ------------
Balance on December 31, 1998                                  4,390,068   $ 1,840,321            --    $  (798,382)

Issuance of common stock for acquisition of
 Olympic Silver Resources, Inc.                                 741,816       177,294            --             --

Issuance of common stock for acquisition of
 Sierra Lead Mines, Inc.                                          1,596           527            --             --

Issuance of common stock for services at $.20 per share         145,000        29,000            --             --

Issuance of common stock for services at $.25 per share           5,000         1,250            --             --
Issuance of common stock for acquisition of
 Trail Gulch Gold Mining Co., Inc.                               41,500         9,076            --             --
Issuance of common stock for acquisition of
 Park Copper & Gold Mining, Ltd.                                    667           293            --             --

Issuance of common stock to trust for acquisition
 of Sierra Silver Lead Mines, Inc.                              391,114       195,383            --             --
Purchase of treasury stock                                           --            --            --             --

Net change in unrealized gains(losses) on available
 for sales securities, net of tax                                    --            --            --             --

Net loss for the year ended December 31, 1999                        --            --            --     (1,097,119)
                                                            ------------  ------------  ------------   ------------

Balance December 31, 1999                                     5,716,761     2,253,144            --     (1,895,501)

2/15/00-Issuance of common stock for services at $.25               400           100            --             --

3/13/00-Issuance of common stock for services at $.13            82,692        10,750            --             --

8/11/00-Issuance of common stock for services at $.05            75,000         3,750            --             --

8/11/00-Issuance of common stock for cash at $.07               135,000         9,677            --             --

Net change in unrealized gains (losses) on available for
 sales securities                                                    --            --            --       (347,243)
                                                            ------------  ------------  ------------   ------------

Balance December 31, 2000                                     6,009,853     2,277,421            --     (2,242,744)

6/1/01 - Issuance of common stock for cash at $.35              271,430        95,000            --             --
7/11/01 - Issuance of common stock for mining
 property at $.25                                               400,000       100,000            --             --

7/26/01 - Issuance of common stock for services at $.07         300,000        21,000            --             --

8/13/01 - Issuance of common stock for cash                          --            --            --        (97,000)
                                                            ------------  ------------  ------------   ------------

Net loss for the six months ended June 30, 2001                      --            --            --       (371,877)

                                                            ------------  ------------  ------------   ------------
Balance September 30, 2001 (unaudited)                      $ 6,981,283   $ 2,493,421   $        --    $(2,712,521)
                                                            ============  ============  ============   ============
                                                                                                        (CONTINUED)

continued on next page

                                                                  Treasury Stock          Accumulated
                                                            ---------------------------  Comprehensive
                                                               Shares        Amount      Income (Loss)
                                                            ------------   ------------  -------------
Balance on December 31, 1998                                   (314,852)   $  (158,501)  $    (36,514)

Issuance of common stock for acquisition of
 Olympic Silver Resources, Inc.                                      --             --             --

Issuance of common stock for acquisition of
 Sierra Lead Mines, Inc.                                             --             --             --

Issuance of common stock for services at $.20 per share              --             --             --

Issuance of common stock for services at $.25 per share              --             --             --
Issuance of common stock for acquisition of
 Trail Gulch Gold Mining Co., Inc.                                   --             --
Issuance of common stock for acquisition of
 Park Copper & Gold Mining, Ltd.                                     --             --             --

Issuance of common stock to trust for acquisition
 of Sierra Silver Lead Mines, Inc.                                   --             --             --
Purchase of treasury stock                                      (10,000)        (2,660)            --

Net change in unrealized gains(losses) on available
 for sales securities, net of tax                                    --             --        (31,297)

Net loss for the year ended December 31, 1999                        --             --             --
                                                            ------------   ------------  -------------

Balance December 31, 1999                                      (324,852)      (161,161)       (67,811)

2/15/00-Issuance of common stock for services at $.25                --             --             --

3/13/00-Issuance of common stock for services at $.13                --             --             --

8/11/00-Issuance of common stock for services at $.05                --             --             --

8/11/00-Issuance of common stock for cash at $.07 135,000            --             --

Net change in unrealized gains (losses) on available for
 sales securities                                                    --             --         37,760
                                                            ------------   ------------  -------------

Balance December 31, 2000                                      (324,852)      (161,161)       (30,051)

6/1/01 - Issuance of common stock for cash at $.35                   --             --             --
7/11/01 - Issuance of common stock for mining
 property at $.25                                                    --             --             --

7/26/01 - Issuance of common stock for services at $.07              --             --             --

8/13/01 - Issuance of common stock for cash                     305,852        151,484             --
                                                            ------------   ------------  -------------

Net loss for the six months ended June 30, 2001                      --             --             --

                                                            ------------   ------------  -------------
Balance September 30, 2001 (unaudited)                          (19,000)   $    (9,677)  $    (30,051)
                                                            ============   ============  =============

                              ATLAS MINING COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              For the Six
                                              months ended        For the years ended
                                              September 30   December 31    December 31
                                                 2001           2000            1999
                                              ------------   ------------   ------------
                                              (unaudited)
Cash Flows From Operating Activities
Net income (loss)                             $  (371,877)   $  (347,243)   $(1,097,119)
Adjustments to reconcile net income
    (loss) to net cash provided (used)
    by operating activities:
  Depreciation                                     87,720        176,140        177,538
  Gain on sale of equipment                        (9,132)           (79)            --
  (Gain) loss on sale of investments                   --         25,598        (66,180)
  Shares issued for services                       21,000         14,600         30,250
  Note issued for wages                                --         36,451         26,050
 Investment exchanged for services                  4,275             --             --
 Minority interest                                    (92)          (113)        21,439
 Write off of Capitalized Exploration Costs            --             --        289,547
 (Increase) decrease in:
 Trade accounts receivable                        123,156       (141,671)        77,677
  Mining supplies                                      --            567          5,599
  Deposits and prepaids                             1,049           (712)         9,428
  Other current receivables                           126             80         35,158
  Deferred taxes                                       --         16,953         (7,825)
  Accounts payable and accrued
     expenses                                     (75,628)       131,298        129,769
                                              ------------   ------------   ------------
Net Cash Provided (Used) by
  Investing Activities                           (157,279)       (88,131)      (368,669)
                                              ------------   ------------   ------------

Cash Flows From Investing Activities
  Payments for notes receivable                      (900)            --             --
  Proceeds from notes receivable                   23,998          2,897         60,928
  Proceeds from sale of investments                    --         38,567        114,737
  Purchase of other investments                   (16,060)            --        (37,410)
  Purchase of property and equipment                   --             --        (36,122)
  Proceeds from sale of property and
     equipment                                         --          6,276             --
  Cash acquired through acquisitions                   --             --          4,397
                                              ------------   ------------   ------------
  Net Cash Provided (Used) by
     Investing Activities                          (7,038)        47,740        106,530
                                              ------------   ------------   ------------

Cash Flows From Financing Activities
  Proceeds from notes payable                       9,000        395,943        250,484
  Payments for notes payable                      (48,586)      (304,420)       (67,433)
  Proceeds from line of credit                      8,795             --         21,400
  Payments for line of credit                     (44,500)            --        (11,282)
  Proceeds from issuance of common
    stock                                          95,000          9,677             --
Proceeds from issuance of treasury stock           53,585             --             --
Purchase of treasury stock                             --             --         (2,660)
                                              ------------   ------------   ------------

                              ATLAS MINING COMPANY
                      Consolidated Statements of Cash Flows

                                                   For the Six
                                                   months ended     For the years ended
                                                   September 30  December 31  December 31
                                                       2001         2000         1999
                                                   ------------  -----------  ----------
                                                   (unaudited)
Net Cash Provided (Used) By Financing Activities        72,394      101,200     190,509
                                                   ------------  -----------  ----------

Net Increase (Decrease) in Cash
    and Cash Equivalents                               (77,847)      60,809     (71,630)
Cash and cash equivalents beginning of year             77,847       17,038      88,668
                                                   ------------  -----------  ----------

Cash and cash equivalents end of year              $        --   $   77,847   $  17,038
                                                   ============  ===========  ==========

Supplemental Cash Flows Information:
------------------------------------
Cash paid for interest                             $    45,000   $   84,422   $  67,196
                                                   ============  ===========  ==========
Cash paid for income taxes                         $        --   $       --   $      80
                                                   ============  ===========  ==========

Supplemental Schedule of Noncash
    Investing and Financing Activities
Common stock issued for services                   $    21,000   $   10,750   $  30,250
                                                   ============  ===========  ==========
Common stock issued in connection
    with acquisition Of Olympic Silver
    Resources, Inc.                                $        --   $       --   $ 177,294
                                                   ============  ===========  ==========
Common stock issued with acquisition
    of Sierra Silver Lead Mines, Ltd               $        --   $       --   $     527
                                                   ============  ===========  ==========
Common stock issued with acquisition
    of Property                                    $   100,000   $       --   $   9,076
                                                   ============  ===========  ==========
Common stock issued with acquisition
    of Park Copper & Gold Mining Ltd               $        --   $       --   $     293
                                                   ============  ===========  ==========
Common stock issued to trust for
    acquisition of Sierra Silver Lead Mines        $        --   $       --   $ 195,383
                                                   ============  ===========  ==========
Net change in unrealized gains(losses)
    on available for sale securities               $        --   $   37,760   $ (31,297)
                                                   ============  ===========  ==========
Investment Exchange for Services                   $     4,275   $       --   $      --
                                                   ============  ===========  ==========

                              ATLAS MINING COMPANY
                        NOTES TO THE FINANCIAL STATEMENTS
                 September 30, 2001, December 31, 2000 and 1999

NOTE 1 - Summary of Significant Accounting Policies

         a.  Organization

         Atlas Mining Company, ("the Company") was incorporated in the state of Idaho on March 4, 1924. The Company was formed for the purpose of exploring and developing the Atlas mine, a consolidation of several patented mining claims located in Coeur d' Alene mining district near Mullan, Idaho. The Company eventually became inactive as a result of low silver prices.

         In June 1997, the Company became active and purchased substantially all of the operating equipment and mining supplies from Fausett International, Inc., a related party. The purchase price was $1,416,099 which consisted of $50,000 cash, 875,000 shares of the Company's common stock valued at $350,000 and a note payable of $1,016,094. After the purchase, the Company commenced contracting operations through the trade name, Atlas Fausett Contracting. Through Atlas Fausett Contracting, the Company provides shaft sinking, underground mine development and contracting primarily to companies in the mining and civil industries. The Company also pursues property acquisitions and resource development projects.

         In 1997 and 1998, the Company was to exchange 844,560 shares of its common stock for all of the outstanding shares of Sierra Silver Lead Mines, Inc. (Sierra), an Idaho corporation. As of December 31, 1999, 391,114 shares of the Company's common stock had not been exchanged. The Company was unable to locate some of the shareholders of Sierra. Therefore the Company agreed to transfer the stock to an Atlas Mining Company Trust account in trust for the unlocated shareholders of Sierra Silver.

         The acquisition of Sierra has been recorded as a purchase. The purchase price was $276,157. All of the assets and liabilities of Sierra were transferred to the Company and Sierra ceased to exist.

         In April 1999, the Company exchanged 741,816 shares of its common stock and paid cash of $15,770 for all of the outstanding shares of Olympic Silver Resources, Inc. (Olympic), a Nevada corporation. Olympic holds the rights to the San Acacio Mine in Zacatecas, Mexico. The purchase price was $228,566. The acquisition has been recorded as a purchase and all of the assets and liabilities were transferred to the Company.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                 September 30, 2001, December 31, 2000 and 1999

NOTE 1 - Summary of Significant Accounting Policies (Continued)

         In 1998 and 1999, the Company exchanged 71,238 shares of its common stock for 53% of the outstanding shares of Park Copper and Gold Mining, Ltd (Park Copper), and Idaho corporation. The purchase price was $72,825. The acquisition has been recorded as a purchase.

         b.  Revenue and cost recognition

         The Company recognizes income and expenses on the accrual basis of accounting. Revenues from unit price contracts are recognized on the units produced method which management considers to be the best available measure of progress on contracts.

         Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Costs associated with the start-up of contracts are capitalized as deferred contract costs and amortized to expense over the life of the contract. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which revisions are determined.

         Contract claims are included in revenue when realization is probable and can be reliably estimated.

         c.  Bad debts

         Bad debt s on receivables are charged to expense in the year the receivable is determined uncollectible, therefore, no allowance for doubtful accounts is included in the financial statements. Amounts determined as uncollectible are not significant to the overall presentation of the financial statements.

         d.  Basis of Consolidation

         The consolidated financial statements include the accounts of Park Copper & Gold Mining Ltd. All significant inter-company accounts and transactions have been eliminated in the consolidation.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                 September 30, 2001, December 31, 2000 and 1999

NOTE 1 - Summary of Significant Accounting Policies (Continued)

         e.  Earnings (Loss) Per Share

         The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

                                                    Income(loss)     Shares      Per-Share
                                                    (Numerator)   (Denominator)   Amount
                                                    ------------  -------------  ---------
         For the nine months ended
           September 30, 2001:
           Basic EPS
             Income (loss) to Common Stockholders   $  (371,877)     6,335,548   $   (.05)
                                                    ============  =============  =========
         For the year ended December 31, 2000:
           Basic EPS
             Income (loss) to Common Shareholders   $  (347,243)     5,846,472   $   (.05)
                                                    ============  =============  =========
         For the year ended December 31, 1999:
           Basic EPS
             Income (loss) to Common Shareholders   $(1,097,119)     4,811,155   $   (.22)
                                                    ============  =============  =========

         f.  Cash and Cash Equivalents

         The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

         g.  Income Taxes

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, tax credit carry-forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                 September 30, 2001, December 31, 2000 and 1999

NOTE 1 - Summary of Significant Accounting Policies (Continued)

                                                       September             December 31,
                                                        30, 2001          2000         1999
                                                       ----------      ----------   ----------

         Deferred tax assets:
             Net operation loss carry-forwards         $ 688,651       $ 562,651    $ 367,098
             Contribution carry-forwards                     148             148          148
             Unrealized loss on available for
               sale securities                              7500           7,500       23,602
                                                       ----------      ----------   ----------

                 Total Deferred Tax Assets               696,299         570,299      390,848

                 Valuation allowance for deferred
                 tax assets                              683,262        (557,337)    (354,975)
                                                                       ----------   ----------

                                                          12,967          12,967       35,873
                                                                       ----------   ----------

                 Deferred tax liabilities:
                    Tax over book depreciation            12,967          12,967       12,457
                    Unrealized gain on available for
                       sale equity securities                 --              --        6,463
                                                       ----------      ----------   ----------

                 Total Deferred Tax Liabilities           12,967          12,967       18,920
                                                                       ----------   ----------

                                                       $      --       $   7,499    $  16,953
                                                       ==========      ==========   ==========

         At December 31, 2000, the Company has net operating losses of $1,289,584 which expire from 2001 through 2020.

         h.  Available for Sale Investments

         Management determines the appropriate classification of marketable equity security investments at the time of purchase and reevaluates such designation as of each balance sheet date. Unrestricted marketable equity securities have been classified as available for sale. Available for sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a net amount in accumulated comprehensive income. Realized gains and

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                 September 30, 2001, December 31, 2000 and 1999

NOTE 1 - Summary of Significant Accounting Policies (Continued)

         losses and declines in value judged to be other-than-temporary on available for sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in investment income.

         Following is a summary of available for sale equity securities which are concentrated in companies in the mining industry:

                                               Gross       Gross
                                             Unrealized  Unrealized    Estimated
                                    Cost       Gains       Losses     Fair Value
                                 ----------  ----------  ----------   ----------

         September 30, 2001      $  33,324   $      --   $ (30,050)   $   3,274
         December 31, 2000       $  33,324   $      --   $ (30,050)   $   3,274
         December 31, 1999       $ 110,591   $  25,851   $(108,778)   $  27,664

         i.  Gold and silver investments

         The cost of silver and gold bullion is determined by specific identification. Unrealized losses on gold and silver bullion are charged to operations.

         j.  Mining supplies

         Mining supplies, consisting primarily of bits, steel, and other mining related equipment, are stated at the lower of cost (first-in, first-out) or market. In addition, equipment repair parts and maintenance items are also included at cost.

         k.  Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements assets and liabilities involve extensive reliance on management's estimates. Actual results could differ from those estimates.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                 September 30, 2001, December 31, 2000 and 1999

NOTE 1 - Summary of Significant Accounting Policies (continued)

         l.   Property and equipment

         Property and equipment are carried at cost. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets as follows:

                                                           Estimated Useful Life
         Building                                          39 years
         Mining equipment                                  2-8 years
         Office and shop furniture and equipment           5-8 years
         Vehicles                                          5 years

         The Company has recorded costs of $411,270 and $362,520 in its exploratory stage mining properties at December 31, 2000 and 1999, respectively. Included in these costs is the investment in the San Acacio Mine which is $362,176 and $313,426 at December 31, 2000 and 1999, respectively. The ultimate realization of the Company's carrying cost in these assets is dependent upon the discovery and the ability of the Company to finance successful exploration and development of commercial ore deposits, if any, in the mining properties in sufficient quantity for the Company to recover its recorded cost or to sell such assets for more than their recorded values. The ultimate realization of the carrying cost in the mineral properties at December 31, 2000, cannot presently be determined. No provisions for any possible revaluation of these assets has been made in the financial statements.

         In accordance with Financial Accounting Standards Board Statement No. 121, the Company records impairment of ling-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. At December 31, 2000 and 1999, no impairments were recognized.

         m.  Financial instruments

         The recorded amounts of financial instruments, including cash equivalents, receivables, investments, accounts payable and accrued expenses, and long-term debt approximate their market values as of December 31, 2000 and 1999. The Company has no investments in derivative financial instruments.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                 September 30, 2001, December 31, 2000 and 1999

NOTE 2 - Going Concern

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is dependent upon raising capital to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management's plan to raise additional funds to continue its operations. In 1999 and 2000 the Company pursued an SB-2 filing with the Securities and Exchange Commission (SEC). It is management's intent to continue this filing process, which when completed will fully register Atlas Mining Company as now is required by the SEC, and authorize the Company to offer $7.5 million in common stock sales.

NOTE 3 - Notes Receivable

         Notes receivable at September 30, 2001, December 31, 2000 and 1999 consist of the following:

                                                    2001      2000       1999
                                                 ---------  ---------  ---------
  Note receivable bearing interest at 10% per
  annum, Due in annual installments of $5,000
  plus accrued interest, secured by property        1,096     30,046     32,943
                                                 ---------  ---------  ---------

       Total                                        1,096     30,046     32,943

  Less current portion                              1,031      5,000      5,000
                                                 ---------  ---------  ---------
             Notes receivable - long term        $     65   $ 25,046   $ 27,943
                                                 =========  =========  =========

NOTE 4 - Long-Term Liabilities

         Long- term liabilities are detailed in the following schedules as of December 31, 2000 and 1999:

                                                          2001           2000            1999
                                                      ------------   ------------   ------------

  Note payable to a company, due in monthly
  payments of $1,000 with a balloon payment
  due at maturity.  Interest is 9%.  The note
  matures on August 16, 2001.                         $    53,250    $    53,250    $        --

  Note payable to a lending company, due
  in monthly installments of $578, including
  interest at 11.99%. The note is due in August
  2003 and collateralized by a vehicle.                    16,835         17,450         21,322

                                       51

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                 September 30, 2001, December 31, 2000 and 1999

  Note payable to a mortgage company, due in
  monthly installments of $1,614, including
  interest at 16%. The note is due in August
  2005, secured by the proceeds of a logging
  agreement and collateralized by land and a
  building.                                               119,606        119,981         --

  Note payable to a bank, principal due at
  maturity with interest at 11%.  The note matures
  February 1, 2001.                                            --         13,164        176,000
                                                                     ------------   ------------

             Total Notes Payable                          189,691        203,845        197,322
                                                      ------------   ------------   ------------

ASDF
  Notes payable - related party:

  Note payable to Fausett International Inc. due
  in monthly payments of $15,000, including
  interest at 8.75% and is collateralized by all
  equipment and mining supplies. The note matures
  August 22, 2001                                         782,741        782,741        782,741

  Note payable to an officer, payable on demand and
  bears no interest                                        92,348        114,501         42,050

  Note payable to a board of director, payable on
  demand and bears no interest                             15,000         15,000             --
                                                      ------------   ------------   ------------

  Total Notes Payable - Related Party                     890,089        912,242        824,791
                                                      ------------   ------------   ------------

          Total Long-term Liabilities                   1,079,780      1,116,087      1,022,113

  Less Current Portion                                    (58,033)       (96,429)      (179,016)
  Less Current Portion-related party                     (890,089)      (912,242)      (300,346)
                                                      ------------   ------------   ------------

  Total Current Portion                                  (948,122)    (1,008,671)      (479,362)
                                                      ------------   ------------   ------------

              Total Long-Term Liabilities             $   131,659    $   107,416    $   542,751
                                                      ============   ============   ============

  Future minimum principal payments on notes payable are as follows:
              2001                                                  $ 1.008,671
              2002                                                       27,026
              2003                                                       29,474
              2004                                                       28,929
              2005                                                       21,987
                                                                    ------------
              Total                                                 $ 1,116,087
                                                                    ============

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                 September 30, 2001, December 31, 2000 and 1999

NOTE 5 - Line of Credit

             In 2000 and 1999, the Company has an unsecured line of credit for $50,000 at an interest rate of prime plus 6%. The balance of the line of credit at December 31, 2000 and 1999 is $39,503 and $44,218, respectively.

             In 2000, the Company entered into an agreement whereby advances are received by pledging accounts receivable as collateral. At December 31, 2000, the balance of the advances is $38,715. Interest is payable after 90 days at 17% daily.

NOTE 6 - Related Party Transactions

             In 1997, the Company purchased the operating equipment and mining supplies from Fausett International, Inc. The owner of Fausett is also a Board of Director of the Company. The balance of the notes payable in connection with the purchase as of December 31, 2000 and 1999 is $782,741. No principal payments were made during 2000 or 1999. The interest paid during 2000 and 1999 was $60,000 and $45,000, respectively. See Note 4 for detail on the note.

             During 2000, a director loaned the Company $15,000. The note is payable upon demand and bears no interest.

             During 2000 and 1999, an officer loaned the Company $36,000 and $49,484, respectively. In 1999, $33,484 was paid to the officer. Also included in the notes payable balance at December 31, 2000 and 1999, are accrued wages of $36,451 and $26,050, respectively. The note is payable upon demand and bears no interest.

             The Company leases office space from a Board of for $1,100 per month, on a month to month basis. In 2000 and 1999, the Company paid $2,200, respectively.

             The Company entered into a consulting agreement in connection with the asset purchase of Fausett International, Inc. The owner was to be paid $1,500 per month for 36 months beginning October 1, 1997. There were no payments made during 2000 or 1999.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
                 September 30, 2001, December 31, 2000 and 1999

NOTE 7 - Stock Options

             In 1998, the Company adopted a non-qualified stock option plan authorizing the granting to officers, directors, or employees options to purchase common stock. Options are granted by the Administrative Committee, which is elected by the Board of Directors. The number of options granted under this plan and any other plans active may not exceed 10% of the currently issued and outstanding shares of the Company's common stock. The term of each option granted is determined by the Committee, but cannot be for more than five years from the date the option is granted. The option priced per share with each option granted will be fixed by the Administrative Committee on the date of grant. At December 31, 2000, no options had been granted under this plan.

             The Company adopted an incentive stock option plan in 1998. The stock option plan permits the Company to grant to key employees options to purchase shares of stock in the Company at the direction of the Committee. The price of shares purchased must be equal to or greater than fair market value of the common stock at the date.

NOTE 8 - Subsequent Events

             The Company has agreed to sell shares of Atlas common stock for proceeds of up to $2 million to a Nevada corporation, at approximately $.33 per share. During April 2001, the Company received $95,000 in proceeds from the sale of common stock, and cancelled the remainder of the agreement.

NOTE 9 - Unaudited Information

             The financial statements for the nine months ended September 30, 2001 was taken from the books and records of the Company without audit. However, such information reflects all adjustments which are, in the opinions of management, necessary to properly reflect the results of the nine months ended September 30, 2001, and are of a normal, recurring nature. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

NOTE 10 - Prior Period Restatement and Exploration and Development Expenses

             The Company previously capitalized costs of $411,270 and $362,520 in its exploratory stage mining properties at December 31, 2000 and 1999, respectively. Included in these costs is the investment in the San Acacio Mine which is $362,176 and $313,426 at December 31, 2000 and 1999 respectively. Due to the uncertainty of being able to raise the necessary funds to begin the operations of this mine, during 2001, the Company elected to expense these costs as exploration and development expenses and therefore, restated the 1999 and 2000 financial statements.

----------------------------------------------------------     --------------------------------
No person is authorized to give any information or to
make any representation other than those contained in
this prospectus, and if made such information or
representation must not be relied upon as having been
given or authorized.  This prospectus does not                      ATLAS MINING COMPANY
constitute an offer to sell or a solicitation of an
offer to buy any securities other than the Securities          6,740,000 Shares of Common Stock
offered by this prospectus or an offer to sell or a
solicitation of an offer to buy the Securities in any
jurisdiction to any person to whom it is unlawful to
make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any
circumstances, create any implication that there has
been no changes in the affairs of the Company since
the date of this prospectus. However, in the event of
a material change, this prospectus will be amended or
supplemented accordingly.                                      [ATLAS MINING COMPANY Logo Here]

                  TABLE OF CONTENTS
                                                    Page
                                                    ----

PROSPECTUS SUMMARY....................................1
RISK FACTORS..........................................4
USE OF PROCEEDS.......................................9
Selling Securityholders..............................11
DETERMINATION OF OFFERING PRICE......................12
PLAN OF DISTRIBUTION.................................13        --------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS                                     PROSPECTUS
OF PLAN OF OPERATION.................................14        --------------------------------
DESCRIPTION OF BUSINESS..............................18
DESCRIPTION OF PROPERTY..............................24
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
PERSONS..............................................30
EXECUTIVE COMPENSATION...............................32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......33
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER
MATTERS..............................................34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT...........................................34                February , 2002
DESCRIPTION OF SECURITIES............................36
LEGAL PROCEEDINGS....................................36
INTEREST OF NAMED EXPERTS AND COUNSEL................36
INDEMNIFICATION......................................37
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE..................37
INDEX TO FINANCIAL STATEMENTS........................38

----------------------------------------------------------     --------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

         a. Title 30, Chapter 1 of the Idaho Revised Statutes provides for the indemnification of a corporation's officers and directors under certain circumstances.

         b. Article VII of Registrant's Amended Articles of Incorporation provides, in part:

                       "A director shall not be held liable to the company or
               its shareholders for monetary damages for any action taken or any failure to take any action as a director except to the minimum degree required under Idaho law as it now exists or hereafter may be amended. Further, the company is authorized to indemnify, agree to indemnify, or obligate itself or advance or reimburse expenses incurred by its directors, officers, employees, or agents to the full extent of the laws of the state of Idaho as may now or hereafter exist; excepting incidents involving intentional violation of criminal law."

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

                  SEC Filing Fee*                                    $3,000
                  Printing Expenses*                                  5,000
                  Accounting Fees and Expenses*                      20,000
                  Legal Fees and Expenses*                           67,000
                  Blue Sky Fees and Expenses*                         2,000
                  Registrar and Transfer Agent Fee*                   1,000
                  Miscellaneous*                                      2,000
                  ----------------------------------------------------------

                           Total*                                  $100,000
*Estimated

Item 26: RECENT SALES OF UNREGISTERED SECURITIES

         In September 1997, the Company issued 875,000 shares of common stock (valued at $350,000) to Fausett International, Inc. for the purchase of mining equipment and tools. The shares issued were exempt from registration pursuant to
Section 4(2) of the Securities Act.

         In 1997, Atlas issued 842,964 shares of common stock (valued at $276,157) in order to acquire Sierra Silver Lead Mining Company, an Idaho corporation. Atlas issued 1 share of the company's common stock for every 3.76 shares of Sierra Silver. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In February 1999, the Company issued approximately 750,000 share of common stock (valued at $232,500) to the shareholders of Olympic Silver Resources, Inc., a Nevada corporation, in order to purchase the majority outstanding shares of Olympic. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In 1999 the Company issued 96,903 shares of common stock to acquire 53% interest in Park Copper and Gold Mining Company. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In July, 2001, the Company issued 271,430 shares of common stock for $95,000 cash payment from Summa Metals Corporation. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In July, 2001, the Company issued 400,000 shares of common stock to acquire the interest in the Dragon Mine in Juab County, Utah. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

         In, 2001, the Company issued 300,000 shares of common stock to William
T. Jacobson for $21,000. The shares issued were exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Securities Act.

         In October 2001, the Company issued 440,000 shares of common stock to 4 consultants of the Company in exchange for marketing and legal advisory services. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 27.   EXHIBITS.

         a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Number      Description
------      -----------

3.1         Articles of Incorporation, as amended

3.2         Bylaws, as amended

5.0         Legal Opinion of Pollet & Richardson

10.1        Dragon Mine Lease Purchase Agreement

10.2 Article of Merger of Sierra Silver-Lead Mining Company and Atlas Mining Company

10.3        Equipment Purchase Agreement

10.4        Stock Option Plan of Atlas Mining Company

10.5        Incentive Stock Option Plan of Atlas Mining Company

10.6 Investment Marketing Agreement by and between Atlas Mining Company and Breakout Investment Marketing, Inc.

21.0        Subsidiaries of the Registrant

23.2        Consent of Pollet & Richardson (included in Exhibit 5.0)

Item 17.     UNDERTAKINGS.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. To provide, upon effectiveness, certificates in such denominations and registered in such names as are required to permit prompt delivery to each purchaser.

                                   SIGNATURES

         Pursuant to the requirements of the 1933 Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned thereunto duly authorized. In the City of Osburn, State of Idaho on the 5th November, 2001.

                              ATLAS MINING COMPANY,
                              an Idaho corporation

                              /s/ William T. Jacobson, President

             Pursuant to the requirements of the 1933 Securities Act, this Form SB-2 Registration Statement has been signed by the following persons in the capacities with Atlas Mining Company and on the dates indicated.

   Dated: February 8, 2002                /s/ William T. Jacobson
                                          -------------------------------------
                                          William T. Jacobson, Chief Executive
                                          Officer and President


   Dated: February 8, 2002                /s/ Jack Harvey
                                          -------------------------------------
                                          Jack Harvey, Vice President and
                                          Director


   Dated: February 8, 2002                /s/ Kurt Hoffman
                                          -------------------------------------
                                          Kurt Hoffman, Treasurer, Director
                                          and Principal Financial Officer


   Dated: February 8, 2002                /s/ Thomas E. Groce
                                          -------------------------------------
                                          Thomas E. Groce, Director


   Dated: February 8, 2002                /s/ Lovon Fausett
                                          -------------------------------------
                                          Lovon Fausett, Director


   Dated: February 8, 2002                /s/ Marqueta Martinez
                                          -------------------------------------
                                          Marqueta Martinez, Secretary, Chief
                                          Accounting Officer and Controller